     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 3, 1996.

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                            EARTHLINK NETWORK, INC.
               (Exact Name of Issuer as specified in its Charter)

           DELAWARE                          4825                  95-4582245
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                3100 NEW YORK DRIVE, PASADENA, CALIFORNIA 91107
                                 (818) 296-2400
         (Address and Telephone Number of Principal Executive Offices)

                           --------------------------

                     BARRY W. HALL, CHIEF FINANCIAL OFFICER
                            EARTHLINK NETWORK, INC.
                              3100 NEW YORK DRIVE
                           PASADENA, CALIFORNIA 91107
                                 (818) 296-2400
           (Name, address and telephone number of agent for service)

                           --------------------------

                                   COPIES TO:

         Scott M. Hobby, Esq.                      Alan K. Austin, Esq.
       J. Stephen Hufford, Esq.                     Brian C. Erb, Esq.
    W. Tinley Anderson, III, Esq.                 Thomas I. Savage, Esq.
          Hunton & Williams                 Wilson, Sonsini, Goodrich & Rosati
    NationsBank Plaza, Suite 4100               A Professional Corporation
       600 Peachtree Street, NE                     650 Page Mill Road
        Atlanta, Georgia 30308                 Palo Alto, California 94304
            (404) 888-4000                            (415) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM
                                       AMOUNT TO      PROPOSED MAXIMUM     AGGREGATE
      TITLE OF EACH CLASS OF               BE          OFFERING PRICE       OFFERING         AMOUNT OF
   SECURITIES TO BE REGISTERED       REGISTERED (1)    PER SHARE (2)       PRICE (2)      REGISTRATION FEE
Common Stock, $.01 par value......  4,140,000 shares       $12.00         $49,680,000        $17,131.03

(1) Includes 540,000 shares that may be sold pursuant to an over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            EARTHLINK NETWORK, INC.
                       CROSS REFERENCE SHEET PURSUANT TO
                         ITEM 501(B) OF REGULATION S-K

ITEM NO.  FORM S-1 CAPTION                  CAPTION OR LOCATION IN PROSPECTUS
- --------  ------------------------------  --------------------------------------
     1.   Forepart of the Registration
           Statement and Outside Front
           Cover Page of Prospectus.....  Facing Page; Cross Reference Sheet;
                                          Outside Front Cover Page

     2.   Inside Front and Outside Back
           Cover Pages of Prospectus....  Inside Front Cover Page; Outside Back
                                          Cover Page

     3.   Summary Information, Risk
           Factors and Ratio of Earnings
           to Fixed Charges.............  Prospectus Summary; Risk Factors

     4.   Use of Proceeds...............  Use of Proceeds

     5.   Determination of Offering
           Price........................  Underwriting

     6.   Dilution......................  Dilution

     7.   Selling Security Holders......  Not Applicable

     8.   Plan of Distribution..........  Underwriting

     9.   Description of Securities to
           be Registered................  Description of Capital Stock

    10.   Interest of Named Experts and
           Counsel......................  Not Applicable

    11.   Information with Respect to
           the Registrant...............  Prospectus Summary; Risk Factors;
                                          Dividend Policy; Capitalization;
                                           Selected Financial Data; Management's
                                           Discussion and Analysis of Financial
                                           Condition and Results of Operations;
                                           Business; Management; Certain
                                           Transactions; Principal Stockholders;
                                           Financial Statements

    12.   Disclosure of Commission
           Position on Indemnification
           for Securities Act
           Liabilities..................  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS         SUBJECT TO COMPLETION, DATED JUNE 3, 1996

                                3,600,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               ------------------

        All of the 3,600,000 shares of Common Stock offered hereby are being sold by EarthLink Network, Inc. ("EarthLink" or the "Company"). Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "ELNK."

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                             ---------------------

THESE  SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED   UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL  OFFENSE.

                                                         UNDERWRITING
                                                         DISCOUNTS AND       PROCEEDS TO
                                     PRICE TO PUBLIC    COMMISSIONS (1)      COMPANY (2)
Per Share.........................          $                  $                  $
Total (3).........................          $                  $                  $

(1)   For  information  regarding  indemnification   of  the  Underwriters,  see
    "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company,  estimated
    at $       .

(3) The Company has granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 540,000 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to
    Public  will be $       , the Underwriting Discounts and Commissions will be
    $       and the Proceeds to Company will be $       . See "Underwriting."
                            ------------------------

        The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York on or
about           , 1996.

                            ------------------------

UBS SECURITIES
                               PIPER JAFFRAY INC.
                                                                 CRUTTENDEN ROTH
                                                                    INCORPORATED

         , 1996

    [GATEFOLD PAGES SHOWING VARIOUS SCREEN IMAGES FROM THE EARTHLINK NETWORK WORLD WIDE WEB SITE, SCREENS FROM THE EARTHLINK REGISTRATION SOFTWARE AND PICTURES OF PRODUCTS WITH WHICH THE EARTHLINK NETWORK TOTALACCESS SOFTWARE PRODUCT IS BUNDLED AND OFFERED BY VARIOUS OF THE COMPANY'S AFFINITY MARKETING PARTNERS]

                               PROSPECTUS SUMMARY

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                  THE COMPANY

    EarthLink Network, Inc. ("EarthLink" or the "Company") is a leading branded provider of reliable, easy-to-use Internet services. The Company facilitates and enhances the quality and productivity of its customers' Internet experience by providing capabilities which enable its customers to navigate and exploit the resources of the Internet. EarthLink has grown from approximately 30,000 customers at the end of 1995 to approximately 100,000 customers at the end of May 1996.

    International Data Corporation ("IDC") estimates that the number of Internet users was approximately 56 million at the end of 1995 and that this number will reach approximately 200 million by the end of 1999. This growth, combined with the emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. However, current limitations of Internet service providers ("ISPs") and traditional on-line service providers, combined with the volume and lack of organization of the information contained on the Internet, have precluded non-technical users from fully enjoying expanding Internet resources. The Company believes that the next phase of growth in the Internet services market will require providers to address the needs of non-technical users and to shift from providing network infrastructure and undifferentiated access to providing value-added, distinct services which build customer satisfaction and loyalty.

    EarthLink's services and products are designed to address these needs by (i) focusing on the customer's need for speed, reliability and support in gaining access to the Internet; (ii) transforming the resources of the Internet into information, education, communication, entertainment and a sense of community; and (iii) leveraging the infrastructure and software development investments of third parties in order to focus the Company's efforts on providing the customer with a useful and enjoyable Internet experience. The Company provides its services through its EarthLink Network TotalAccess software package, a tool that enables Internet access via an open, non-proprietary architecture. In addition, the Company provides a variety of Internet services tailored to enhance its customers' Internet experience, including the EarthLink Web site, with more than 800 pages of content and information, an EarthLink on-line store and on-line multi-player gaming.

    EarthLink has taken a strategic approach to network development. To increase its national presence while minimizing capital costs, the Company leases nationwide points-of-presence ("POPs") from UUNET Technologies, Inc. ("UUNET"), while maintaining the flexibility to establish Company-owned POPs in those geographical areas in which there is a sufficient concentration of customers to support such investment. This approach permits the Company to focus on meeting customer needs rather than on managing network infrastructure.

    The Company markets its services through multiple distribution channels, including affinity marketing partnerships, customer referrals and promotional programs. The Company has established strategic relationships with approximately 90 affinity marketing partners through which the Company has expanded the reach of its marketing efforts. The Company works with these leading media and consumer products companies to promote and distribute EarthLink's services. The Company believes that these relationships provide a cost-effective means by which the Company can enhance the EarthLink brand. For example, Macmillan Publishing USA bundles EarthLink Network TotalAccess software with several
Internet-related book titles. Other affinity marketing partners include Activision, CNN Interative, Columbia TriStar and Graphix Zone.

    The Company was incorporated as a California corporation in May 1994. The Company anticipates that it will reincorporate as a Delaware corporation prior to the closing of this Offering. The terms "EarthLink" and the "Company" as used herein refer to EarthLink Network, Inc., a California corporation, and, where applicable, its Delaware successor. The Company's principal executive offices are located at 3100 New York Drive, Pasadena, California 91107. The Company's telephone number is (818) 296-2400, and its World Wide Web address is http://www.earthlink.net. Information contained on the Company's World Wide Web site shall not be deemed to be a part of this Prospectus.

                                  THE OFFERING

Common Stock Offered..........................  3,600,000 shares
Common Stock Outstanding after this
Offering......................................  15,570,465 shares (1)
Use of Proceeds...............................  To  finance  enhancements  to  the Company's network infrastructure, to fund new  service
                                                and   product   introductions,   to  finance
                                                potential  acquisitions,  and  for   working
                                                capital  and  other  general  corporate pur-
                                                poses.
Proposed Nasdaq National Market Symbol........  ELNK
Risk Factors..................................  The Common Stock  offered hereby involves  a high degree of risk. See "Risk Factors."

                             SUMMARY FINANCIAL DATA
                     (in thousands, except per share data)

                                                   INCEPTION                                THREE MONTHS ENDED
                                                 (MAY 26, 1994)      YEAR ENDED     ----------------------------------
                                                    THROUGH         DECEMBER 31,       MARCH 31,         MARCH 29,
                                                 DEC. 31, 1994          1995              1995              1996
                                                ----------------  ----------------  ----------------  ----------------
STATEMENT OF OPERATIONS DATA:
  Total revenues..............................     $      111        $    3,028        $      183        $    3,418
  Loss from operations........................           (148)           (6,018)             (252)           (4,788)
  Net loss....................................           (148)           (6,120)             (271)           (4,869)
  Net loss per share (2)......................     $    (0.01)       $    (0.47)       $    (0.02)       $    (0.35)
                                                      -------           -------           -------           -------
                                                      -------           -------           -------           -------
  Weighted average shares
   outstanding (2)............................         11,716            13,159            12,594            13,717

                                                                                              MARCH 29, 1996
                                                                                      ------------------------------
                                                                                                       AS ADJUSTED
                                                                                          ACTUAL           (3)
                                                                                      --------------  --------------
BALANCE SHEET DATA:
  Working capital (deficit).........................................................    $   (3,016)     $   33,190
  Total assets......................................................................         8,878          45,084
  Total liabilities.................................................................         7,081           7,081
  Accumulated deficit...............................................................        (9,876)         (9,876)
  Stockholders' equity..............................................................         1,797          38,003

- -------------
(1) Based on shares of Common Stock outstanding as of May 31, 1996. This amount excludes (i) 1,822,750 shares of Common Stock subject to options outstanding under the Company's 1995 Stock Option Plan at a weighted average exercise price of $3.51 per share, (ii) 1,880,654 shares of Common Stock subject to outstanding warrants and non-plan stock options at a weighted average exercise price of $1.75 per share, (iii) 677,250 and 125,000 shares of Common Stock reserved for future grant of options under the Company's 1995 Stock Option Plan and Directors Stock Option Plan, respectively, and (iv) 920,000 shares of Common Stock reserved for future issuance pursuant to warrants that the Company has made commitments to issue. See "Capitalization," "Management -- 1995 Stock Option Plan," "Management -- Directors Stock Option Plan," "Description of Capital Stock" and Notes 7 and 11 of Notes to Financial Statements.

(2) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding used in the net loss per share computation.

(3) Adjusted to reflect the sale of the 3,600,000 shares of Common Stock offered hereby and receipt by the Company of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

    UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED, AND (II) THE COMPANY'S REINCORPORATION IN THE STATE OF DELAWARE PRIOR TO THE CLOSING OF THIS OFFERING. SEE "CAPITALIZATION" AND "DESCRIPTION OF CAPITAL STOCK." IN JANUARY 1996, THE COMPANY CHANGED ITS FISCAL YEAR SUCH THAT IT ENDS ON THE LAST FRIDAY OF DECEMBER OF EACH YEAR.

    "EARTHLINK NETWORK-REGISTERED TRADEMARK-," "EARTHLINK NETWORK
TOTALACCESS-TM-" AND THE EARTHLINK LOGO ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS INCLUDES TRADEMARKS OF COMPANIES OTHER THAN THE COMPANY.

                                  RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND EXPECTATIONS OF FUTURE LOSSES

    The Company was founded in May 1994 and began offering its services in July 1994. Accordingly, the Company has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the Internet services industry. The Company has experienced net losses in each quarter since it commenced operations and had net losses of approximately $6.3 million from inception through 1995 and of approximately $4.9 million for the three months ended March 29, 1996. As of March 29, 1996, the Company had an accumulated deficit of approximately $9.9 million (exclusive of $1.3 million of losses incurred while the Company was an S Corporation for tax purposes, which, upon the Company's conversion to C Corporation status in June 1995, were charged to the Company's capital accounts). The Company expects that it is likely to continue to incur net losses at least through the end of 1997 as it continues to expend substantial resources to build its infrastructure, develop new service and product offerings and build its sales and marketing and administrative organizations. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs such as Bolt Beranek & Newman, Inc. ("BBN"), IDT Corporation ("IDT"), MindSpring Enterprises, Inc. ("MindSpring"), Netcom On-line Communication Services, Inc. ("NETCOM"), PSINet, Inc. ("PSINet") and UUNET; (ii) established online services companies such as America Online, Inc. ("America Online"), CompuServe Incorporated ("CompuServe") and Prodigy Services Company ("Prodigy"); (iii) computer software and technology companies such as Microsoft Corporation ("Microsoft"); (iv) national telecommunication companies such as AT&T Corp. ("AT&T"), MCI
Communications Corporation ("MCI") and Sprint Corporation ("Sprint"); (v) regional Bell operating companies ("RBOCs"); (vi) cable operators such as Comcast Corporation ("Comcast"), Tele-Communications, Inc. ("TCI") and Time
Warner, Inc. ("Time Warner"); and (vii) nonprofit or educational Internet service providers.

    Many established online services companies and telecommunication companies have recently announced plans to introduce or expand their Internet services. The Company expects that a significant number of major telecommunication, cable, media, software and hardware companies, as well as all of the major online services companies, will eventually compete fully in the Internet services market, and that their entry into this market will result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunication industry may be able to provide customers with reduced communication costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any necessary price reductions resulting from such pricing pressures with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

    Competition in the Company's market is also expected to focus increasingly on overseas markets where Internet services are just beginning to be introduced. There can be no assurance that the Company will be able to increase its presence in overseas markets. To the extent that the ability to provide Internet services overseas becomes a competitive advantage in the Internet services industry, the failure of the Company to penetrate overseas markets may result in the Company being at a competitive disadvantage relative to other Internet access providers.

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services and products by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully. See "-- New and Uncertain Market; Dependence on Continued Growth in Use of the Internet," "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "-- Dependence on Affinity Marketing and Distribution Relationships" and "Business
- -- Competition."

MANAGEMENT OF POTENTIAL GROWTH; NEW MANAGEMENT TEAM

    The Company's recent growth has placed, and is expected to continue to place, a significant strain on its managerial, operational and financial resources. To manage any future growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. As of December 31, 1995 and May 31, 1996, the Company had 196 and 376 full-time employees, respectively. In addition, nearly all members of the Company's senior management have only recently joined the Company. These individuals have not previously worked together and are in the process of being integrated into a management team. The Company anticipates that its recent growth will require it to recruit and hire a substantial number of new technical, sales, marketing, financial and executive personnel. There can be no assurance that the Company will be able to effectively manage the expansion of its operations, or that the Company's infrastructure, facilities, systems, procedures or controls will be adequate to support the Company's operations. The inability of the Company to effectively manage its future growth could have a material adverse effect on the Company's business, financial condition and results of operations.

    Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has in the past experienced difficulties satisfying the demand for its Internet services. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. In addition, delays have occurred in establishing Internet accounts for the Company's customers, and customers in the past have experienced significant delays in contacting, and in receiving responses from, the Company's customer and technical support personnel. There can be no assurance that the Company will be able to establish accounts or provide customer support on a timely basis, or that any delays will not result in a loss of customers. The Company believes that its ability to provide timely access for customers and adequate customer support will largely depend on its ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer support services will adversely affect the Company's ability to increase its customer base and reduce its customer cancellation rate, and could therefore have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "-- Dependence on Key Personnel," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "Business -- Employees."

DEPENDENCE ON UUNET

    As of May 31, 1996, the Company maintained 19 Company-owned POPs and provided Internet access through an additional 284 UUNET POPs. The Company relies on UUNET to continue to allow the Company's customers to access the Internet through UUNET's system of POPs. The Company's current agreement with UUNET expires in December 1996 and is renewable for additional one-year terms unless 60 days' prior written notice of termination is given by either party. UUNET's inability or unwillingness to provide POP access to the Company's customers, or the Company's inability to secure alternative POP arrangements, could limit the Company's ability to provide Internet access to its customers, and could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations.

    UUNET recently announced that it has agreed to be acquired by MFS Communications Company, Inc. ("MFS"), a supplier of local and long distance telephone service. There can be no assurance that, following the expiration of the Company's current agreement with UUNET, MFS or UUNET will continue to provide the Company with POP access or that such access, if provided, will be available to the Company on acceptable terms.

    The Company's customers generally pay a fixed monthly fee for the Company's Internet services. Under the Company's agreement with UUNET, the Company pays to UUNET a fixed monthly fee per customer plus a variable amount based on customer usage in excess of a threshold number of hours per month. The Company has recently experienced increasing average per-customer usage of its Internet services by customers accessing the Internet through UUNET. If this trend continues and the average per-customer monthly usage exceeds the threshold number of hours, the Company's operating margins will be adversely affected, which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Cost of Revenues," "Business -- Services and Products" and "-- Customers, POPs and Network Infrastructure."

FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new service and product announcements, changes in the pricing policies of the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, changes in operating expenses, including telecommunication costs, changes in the Company's strategy, personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors. In addition, a relatively large portion of the Company's expenses are fixed, and therefore the Company's operating margins are particularly sensitive to fluctuations in revenues. Due to these factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially and adversely affected.

    In May 1996, the Company entered into an agreement with National Media Corporation ("NMC"), a producer of infomercials and commercials, pursuant to which NMC will produce and broadcast 15-second and 60-second commercials for EarthLink's services and products. Under this agreement, in addition to certain fees payable to NMC, the Company has agreed to issue NMC warrants to purchase up to 700,000 shares of Common Stock, depending on the number of customers generated by this relationship. The exercise price of any warrants earned through December 31, 1997 will be $4.88 per share, and thereafter the exercise price will be the fair market value of the Common Stock on the date of grant. Upon issuance of the warrants, the Company will be required to record in the quarter in which such warrant is issued a non-cash charge against earnings in an amount equal to the fair value of the warrant on the date of grant. The Company anticipates that, based on its obligation to NMC to issue a fixed number of warrants upon completion of production and approval of the commercials, it will issue 100,000 of these warrants to NMC in the third quarter of 1996. See "Management's
Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results."

DEPENDENCE ON NETWORK INFRASTRUCTURE; CAPACITY; RISK OF SYSTEM FAILURE; SECURITY RISKS

    The future success of the Company's business will depend on the capacity, reliability and security of the Company's network infrastructure, including the POP sites leased by the Company from UUNET. The Company will be required to expand and adapt this network infrastructure as the number of customers and the amount and type of information its customers communicate over the Internet increases. Such expansion and adaptation may require substantial financial, operational and management resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet any additional demand or changing customer requirements on a timely basis or at a commercially reasonable cost, if at all.

    Capacity constraints have occurred, and may occur in the future, both at the level of particular POPs (affecting only customers attempting to use that particular POP) and in connection with system-wide services (such as email and news services, which can affect all customers). From time to time, the Company has experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers and other equipment. Any severe shortage of new telephone lines, modems, terminal servers or other equipment could result in incoming access lines becoming full during peak times, causing busy signals for customers who are trying to connect to the Internet. Similar problems may occur if the Company is unable to expand the capacity of its information servers quickly enough to keep pace with demand from the Company's expanding customer base. If the capacity of such servers is exceeded, customers will experience delays when trying to use a particular service. Further, if the Company does not maintain sufficient capacity in its network connections, customers will experience a general slow-down of all services on the Internet. Any failure of the Company to expand or enhance its network infrastructure on a timely basis, or to adapt it to an expanding customer base, changing customer requirements or evolving industry standards could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's  operations  are  dependent  on its  ability  to  protect  its
computer   equipment  against   damage  from   fire,  earthquake,   power  loss,
telecommunication failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters, network hub or at a number of the POPs through which customers connect to the Internet could cause interruptions in the services provided by the Company. The Company's computer equipment, including critical equipment dedicated to its Internet services, is located in Los Angeles and Pasadena, California. The Company intends to relocate its facilities located in Los Angeles to its headquarters in Pasadena, California in the near future. The risks associated with such a move include loss of data, loss of system integrity and the risk of system failure. The occurrence of any of these events could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company's business, financial condition and results of operations. In addition, failure of the Company's telecommunication providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company. See "Business -- Facilities."

    The Company's infrastructure is vulnerable to computer viruses and other similar disruptive problems caused by its customers, other Internet users or other third parties. Computer viruses and other problems could lead to interruptions, delays in or cessation of service to the Company's customers, as well as corruption of the Company's or its customers' computer systems. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of the Company or those of its customers, which may cause losses to the Company or its customers, or deter certain persons from using the Company's services. The Company expects that its customers may increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed or completed with compromised security. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may cause interruptions, delays or cessation in service to the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that customers or others will not assert claims of liability against the Company as a result of any such failure.

    The Company does not presently maintain redundant or backup Internet services or backbone facilities or other redundant computing and telecommunication facilities. Any accident, incident or system failure that causes interruptions in the Company's operations could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company's business, financial condition and results of operations. See "-- Management of Potential Growth; New Management Team," and "-- Dependence on UUNET."

FUTURE ADDITIONAL CAPITAL REQUIREMENTS

    The Company believes that the net proceeds from this Offering, together with other available cash, including any net cash flow from operations, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its customer base, the level of resources devoted to expanding the Company's marketing and sales organization and the Company's research and development activities, the availability of hardware and software provided by third-party vendors, the rate of expansion of the Company's network infrastructure and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Management of Potential Growth; New Management Team," "-- Dependence or Network Infrastructure; Capacity; Risk of System Failure; Security Risks," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DEPENDENCE ON TELECOMMUNICATION CARRIERS AND OTHER SUPPLIERS

    The Company relies on local telephone companies and other companies to provide data communications capacity via local telecommunication lines and leased long distance lines. The Company is subject to potential disruptions in these telecommunication services and may have no means of replacing these services, on a timely basis or at all, in the event of such disruption.

    In addition, the Company is dependent on certain third-party suppliers of hardware components. Certain components used by the Company in providing its network services are currently acquired from limited sources. The Company also depends on third-party software vendors to provide the Company with much of its Internet software, including the Netscape Navigator software ("Netscape Navigator"), the World Wide Web client software that the Company licenses from Netscape Communications Corporation ("Netscape"). Failure of the Company's suppliers to provide components and products in the quantities, at the quality levels or at the times required by the Company, or an inability by the Company to develop alternative sources of supply if required, could result in delays in and/or increased costs of expansion of the Company's network infrastructure.

    The Company's suppliers and telecommunication carriers also sell or lease services and products to the Company's competitors and may be, or in the future may become, competitors of the Company. There can be no assurance that the Company's suppliers and telecommunication carriers will not enter into exclusive arrangements with the Company's competitors or stop selling or leasing their services or products to the Company. See "-- Competition," "Business -- Services and Products" and "-- Marketing."

DEPENDENCE ON AFFINITY MARKETING AND DISTRIBUTION RELATIONSHIPS

    A substantial number of the Company's new customers have been acquired through its relationships with its affinity marketing partners. The Company believes that its affinity marketing relationships will continue to account for a significant number of new customers. The Company relies on these marketing partners to assist it with distributing the EarthLink Network TotalAccess software, which enables users to register as customers and to access the Company's Internet services. There can be no assurance that the Company's current affinity marketing partners will continue to distribute the Company's software or will be successful in developing new customers for the Company's services. The Company's inability to develop alternative methods of distributing EarthLink Network TotalAccess software in the future, if required, could result in delays and increased costs in expanding its customer base, which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing -- Affinity Marketing Partners Program."

NEW AND UNCERTAIN MARKET; DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET

    EarthLink's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will be able to support the demands placed on it by such potential growth. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially and adversely affected.

    The sales and marketing and other costs to the Company of acquiring new customers are substantial relative to the monthly fees derived from such customers. Accordingly, the Company's ability to improve or sustain operating margins depends in part on its ability to retain its existing customers, while continuing to attract new customers. The novelty of the market for Internet services may adversely affect the Company's ability to retain new customers. The Company continues to invest significant resources in its infrastructure and customer support capabilities. However, there can be no assurance that such investment will improve customer retention. Because the Internet services market is new and the variety of available services is not well understood by new and potential customers, it is difficult, if not impossible, for the Company to predict future customer retention rates. See "-- Management of Potential Growth; New Management Team," "-- Dependence on Network Infrastructure; Capacity; Risk of System Failure; Security Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

RAPID TECHNOLOGICAL CHANGE

    The market for Internet services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to use leading technologies effectively, to continue to develop its technical expertise, to enhance its existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. There can be no assurance that the Company will be successful in using new technologies effectively, developing new services or enhancing existing services on a timely basis, or that such new technologies or enhancements will achieve market acceptance. Any failure on the part of the Company to use new technologies effectively, develop new services or enhance existing services on a timely basis would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the technical and managerial skills of its key employees, including technical, sales, marketing, financial and executive personnel, and on its ability to identify, hire and retain additional personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional personnel. In addition, the Company is highly dependent on the continued services of its senior management team, which currently is composed of a small number of individuals, most of whom only recently joined the Company. The inability to attract, hire or retain the necessary technical, sales, marketing, financial and executive personnel, or the loss of the services of any member of the Company's senior management team, could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Management of Potential Growth; New Management Team," "Business -- Employees" and "Management."

GOVERNMENT REGULATION

    The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. The Company is not currently subject to direct regulation by the Federal Communications Commission (the "FCC") or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market. See "Business -- Government Regulation."

POTENTIAL LIABILITY

    The case law relating to the liability of ISPs and online services companies for information carried on or disseminated through their networks has not yet been definitively established. Several private lawsuits seeking to impose such liability upon ISPs and online services companies are currently pending. Although no such claims have been asserted against the Company to date, there can be no assurance that such claims will not be asserted in the future, or if asserted, will not be successful. The recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") imposes fines on any entity that knowingly
(i) uses any interactive computer service or telecommunications device to send obscene or indecent material to minors; (ii) makes obscene or indecent material available to minors via an interactive computer service; or (iii) permits any telecommunications facility under such entity's control to be used for the purposes detailed above. The standard for determining whether an entity acted knowingly has not yet been established. As the law in this area develops, the potential imposition of liability upon the Company for information carried on and disseminated through its network could require the Company to implement measures to reduce its exposure to such liability. The implementation of such measures could require the expenditure of substantial resources or the discontinuation of certain service or product offerings. Any costs that are incurred as a result of contesting any such asserted claims or the consequent imposition of liability could have a material adverse effect on the Company's business, financial condition and results of operations.

    Due to the increasing use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet covering issues such as content, user privacy, pricing and copyright and intellectual property infringement. Changes in the regulatory environment relating to the Internet services industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition, could have a material adverse effect on the Company's business, financial condition and results of operations.

PROPRIETARY RIGHTS; INFRINGEMENT CLAIMS

    The Company believes that its success is dependent in part on its technology and its continuing right to use such technology. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of the relationship with the Company must be kept confidential and not disclosed to third parties except in specific instances. There can be no assurance that the steps taken by the Company will be adequate to prevent misappropriation of its technology and other proprietary property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    The Company has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the EarthLink Network TotalAccess software product for Windows 3.1, Windows 95 and Macintosh platforms. Most of these licenses have one-year terms and automatically renew for additional one-year terms in the absence of notice from the other party. Applications licensed by the Company include Netscape Navigator, the Eudora Light-TM- email program from QUALCOMM Incorporated ("Qualcomm") and MacTCP software from Apple Computer, Inc. ("Apple"). There can be no assurance that the Company will be able to successfully obtain all necessary license renewals in the future. The failure to obtain such renewals or other licenses in the future could have a material adverse affect on the Company's business, financial condition and results of operations.

    There can be no assurance that third parties will not assert that the Company's services and products infringe their proprietary rights. Such claims could result in substantial costs and diversion of resources even if ultimately decided in favor of the Company. Such claims or judgments resulting from such claims could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim is asserted alleging that the Company has infringed the proprietary technology or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Proprietary Rights."

INTEGRATION OF POTENTIAL ACQUISITIONS

    As part of its business strategy, EarthLink may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. Any such future transactions would be accompanied by the risks commonly encountered in making acquisitions of companies, products and technologies. Such risks include, among other things, the difficulty associated with assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired technology and rights, additional expenses associated with the amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of the integration of new management personnel. There can be no assurance that the Company will be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATED ENTITIES

    The Company's directors, executive officers and entities affiliated with them will, in the aggregate, beneficially own approximately 53.8% of the Company's outstanding shares of Common Stock following this Offering (52.1% if the Underwriters' over-allotment option is exercised in full). These stockholders, if acting together, would be able to significantly influence all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of the Company's Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements under which all directors, officers and other stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares within the 180-day period following this Offering without the prior written consent of UBS Securities LLC. However, UBS Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. See "Shares Eligible for Future Sale" and "Underwriting."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage proposals or bids to acquire the Company. These provisions could limit the price that investors might be willing to pay for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue Preferred Stock, the rights and preferences of which may be specified by the Board of Directors at any time prior to issuance, without further stockholder approval, which could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Certificate of Incorporation contains a provision for the Board of Directors to be divided into three classes, which may adversely affect the ability of a third party to gain control of the Company's Board of Directors through a proxy contest or otherwise. The Company also will be subject to Section 203 of the Delaware General Corporation Law which, under certain circumstances, could delay, defer or prevent a business combination with an "interested stockholder." See "Description of Capital Stock."

NO PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

    Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that a regular trading market will develop and continue after this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this Offering. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant. The stock markets have experienced price and volume fluctuations that have particularly affected the stocks of technology companies, resulting in changes in the market prices of the stocks of many companies that may not have been directly related to the operating performance of those companies. Such broad market fluctuations may adversely affect the market price of the Common Stock following this Offering. In addition, the market price of the Common Stock following this Offering may be highly volatile. Factors such as variations in the Company's financial results, comments by securities analysts, announcements of technological innovations or new products by the

Company or its competitors, changing government regulations, developments concerning the Company's proprietary rights or litigation may have a material adverse effect on the market price of the Common Stock. See "Underwriting."

DILUTION

    Assuming an initial public offering price of $11.00 per share (the mid-point of the range set forth on the cover page of this Prospectus), investors purchasing shares of Common Stock in this Offering will incur immediate and substantial dilution in net tangible book value of the Common Stock of $8.48 per share. To the extent that currently outstanding options and warrants to purchase shares of Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 3,600,000 shares of Common Stock offered hereby are estimated to be approximately $36,200,000 ($41,700,000 if the Underwriters' over-allotment option is exercised in full) at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.

    EarthLink expects to use the net proceeds of this Offering to finance enhancements to the Company's network infrastructure (including leasehold improvements and investments in network equipment), to fund new service and product introductions, and for working capital and other general corporate purposes. The Company also anticipates that it may use a portion of the net proceeds to acquire complementary product lines, technology, equipment, other companies or interests in other companies. While the Company from time to time has engaged in preliminary discussions concerning possible acquisitions, investments or joint ventures, it has no present understandings, commitments, agreements or active negotiations with respect to any such transaction.

    Pending such uses, the net proceeds of this Offering will be invested in short-term, investment grade, interest-bearing securities. The Company believes that the net proceeds from this Offering, together with other available cash, including any net cash flow from operations, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. See "Risk Factors -- Future Additional Capital Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and does not intend to pay any dividends in the foreseeable future. Future cash dividends, if any, will be determined by the Board of Directors.

                                 CAPITALIZATION

    The following table sets forth as of March 29, 1996 (i) the capitalization of the Company (after giving effect to the Company's proposed reincorporation as a Delaware corporation) and (ii) the capitalization of the Company as adjusted to reflect the reincorporation and the sale of the 3,600,000 shares of Common Stock being offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom.

                                                                                              MARCH 29, 1996
                                                                                         ------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                         -----------  -----------
                                                                                              (IN THOUSANDS)

Capitalized lease obligations, net of current portion..................................   $   1,709    $   1,709
                                                                                         -----------  -----------
Stockholders' equity...................................................................
  Preferred Stock, $0.01 par value, 10,000,000 shares authorized; none issued and
   outstanding, actual and as adjusted.................................................      --           --
  Common Stock, $0.01 par value, 50,000,000 shares authorized; 10,255,300 issued and
   outstanding, actual; 13,855,300 shares issued and outstanding, as adjusted (1)......         102          138
Additional paid-in capital.............................................................       5,412       41,582
Common Stock pending issuance (2)......................................................       5,931        5,931
Warrants to purchase Common Stock......................................................         228          228
Accumulated deficit....................................................................      (9,876)      (9,876)
                                                                                         -----------  -----------
        Total stockholders' equity.....................................................       1,797       38,003
                                                                                         -----------  -----------
        Total capitalization...........................................................   $   3,506    $  39,712
                                                                                         -----------  -----------
                                                                                         -----------  -----------

- -------------

(1) As of May 31, 1996, there were 11,970,465 shares of Common Stock outstanding, an amount which excludes (i) 1,822,750 shares of Common Stock subject to options outstanding under the Company's 1995 Stock Option Plan at a weighted average exercise price of $3.51 per share, (ii) 1,880,654 shares of Common Stock subject to outstanding warrants and non-plan stock options at a weighted average exercise price of $1.75 per share, (iii) 677,250 and 125,000 shares of Common Stock reserved for future grant of options under the Company's 1995 Stock Option Plan and Directors Stock Option Plan, respectively, and (iv) 920,000 shares of Common Stock reserved for future issuance pursuant to warrants that the Company has made commitments to issue. See "Capitalization," "Management -- 1995 Stock Option Plan," "Management -- Directors Stock Option Plan," "Description of Capital Stock" and Notes 7 and 11 of Notes to Financial Statements.

(2) Represents shares of Common Stock pending issuance as of March 29, 1996 in connection with the Company's private placement of 1,704,920 shares of Common Stock for aggregate proceeds to the Company of approximately $8,661,000, which was consummated in May 1996. Upon consummation of the private placement, the net proceeds were recorded as Common Stock and additional paid-in capital. See Note 11 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of the Company's Common Stock as of March 29, 1996 was $1,797,000, or approximately $0.16 per share, including Common Stock pending issuance as if such shares had been issued at March 29, 1996. Pro forma net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the pro forma number of shares of Common Stock outstanding. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the net tangible book value per share of Common Stock immediately after completion of this Offering. After giving effect to the sale by the Company of the 3,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 29, 1996 would have been $38,003,000, or approximately $2.52 per share, including Common Stock pending issuance as if such shares had been issued at March 29, 1996. This represents an immediate increase in the net tangible book value of $2.36 per share to existing stockholders and an immediate dilution in net tangible book value of $8.48 per share to new investors purchasing shares of Common Stock in this Offering.

    The following table illustrates this per share dilution:

Initial public offering price per share...........................             $11.00
Pro forma net tangible book per share value as of March 29,
 1996.............................................................  $    0.16
Increase per share attributable to the Offering...................       2.36
                                                                    ---------
Pro forma net tangible book value after this Offering.............                  2.52
                                                                               ---------
Dilution per share to new investors...............................             $    8.48
                                                                               ---------
                                                                               ---------

    The following table sets forth, on an as adjusted basis as of March 29, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing holders of Common Stock and by the new investors, before deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, at an assumed initial public offering price of $11.00 per share:

                                            SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                       --------------------------  ---------------------------     PRICE
                                          NUMBER        PERCENT        AMOUNT        PERCENT     PER SHARE
                                       -------------  -----------  --------------  -----------  -----------
Existing stockholders................     10,255,300       74.0%   $    5,514,000       12.2%    $     .54
New investors........................      3,600,000       26.0        39,600,000       87.8         11.00
                                       -------------      -----    --------------      -----    -----------
  Total..............................     13,855,300      100.0%   $   45,114,000      100.0%
                                       -------------      -----    --------------      -----
                                       -------------      -----    --------------      -----

    The   foregoing  table  (i)   assumes  no  exercise   of  the  Underwriters'
over-allotment option and (ii) excludes 3,703,404 shares of Common Stock reserved for issuance pursuant to stock options and warrants outstanding as of May 31, 1996, at a weighted average exercise price of $2.62 per share, 677,250 shares of Common Stock reserved for future grant under the Company's 1995 Stock Option Plan and 125,000 shares of Common Stock reserved for future grant under the Company's Directors Stock Option Plan. See Notes 7 and 11 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The statement of operations data for the period from inception (May 24, 1994) through December 31, 1994, and for the year ended December 31, 1995, and the balance sheet data as of December 31, 1994 and 1995, have been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The selected financial data for the three months ended March 31, 1995 and March 29, 1996 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the periods presented.

                                                INCEPTION
                                                 (MAY 26,
                                                  1994)                        THREE MONTHS ENDED
                                                 THROUGH     YEAR ENDED   ----------------------------
                                               DECEMBER 31,   DECEMBER      MARCH 31,      MARCH 29,
                                                   1994       31, 1995        1995           1996
                                               ------------  -----------  -------------  -------------
                                                        (in thousands, except per share data)

STATEMENT OF OPERATIONS DATA:
  Revenues:
    Recurring revenues.......................   $       53    $   2,422     $     113      $   2,628
    Other revenues...........................           58          606            70            790
                                               ------------  -----------  -------------  -------------
      Total revenues.........................          111        3,028           183          3,418
  Operating costs and expenses:
    Cost of recurring revenues...............            4        1,055            60          1,698
    Cost of other revenues...................           12          349             6            569
    Sales and marketing......................           37        3,711           124          2,209
    General and administrative...............          168        2,062           141          1,632
    Operations and customer support..........           38        1,869           104          2,098
                                               ------------  -----------  -------------  -------------
      Total operating costs and expenses.....          259        9,046           435          8,206
                                               ------------  -----------  -------------  -------------
  Loss from operations.......................         (148)      (6,018)         (252)        (4,788)
  Interest expense...........................           --         (136)          (19)          (100)
  Interest income............................           --           34            --             19
                                               ------------  -----------  -------------  -------------
      Net loss...............................   $     (148)   $  (6,120)    $    (271)     $  (4,869)
                                               ------------  -----------  -------------  -------------
                                               ------------  -----------  -------------  -------------
  Net loss per share (1).....................   $    (0.01)   $   (0.47)    $   (0.02)     $   (0.35)
                                               ------------  -----------  -------------  -------------
                                               ------------  -----------  -------------  -------------
  Weighted average shares outstanding (1)....       11,716       13,159        12,594         13,717

                                                            DECEMBER 31,
                                                     --------------------------    MARCH 29,
                                                         1994          1995           1996
                                                     ------------  ------------  --------------
BALANCE SHEET DATA:
  Working capital deficit..........................   $      (62)   $   (1,976)    $   (3,016)
  Total assets.....................................          186         4,874          8,878
  Total liabilities................................           89         4,584          7,081
  Accumulated deficit..............................         (148)       (5,007)        (9,876)
  Total stockholders' equity.......................           97           290          1,797

- -------------
(1) See Note 1 of Notes to Financial Statements for an explanation of the determination of the number of weighted average shares outstanding used in the net loss per share computation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    EarthLink, founded in 1994, is a leading branded provider of reliable, easy-to-use Internet services. The Company began offering its services in July 1994. Since inception, the growth in the Company's customer base along with an expansion of service offerings has resulted in a significant period-to-period increase in revenues and related expenses.

    The Company's standard EarthLink Network service provides unlimited Internet access for a one-time registration fee of $25.00 and a flat monthly fee of $19.95, which is generally collected from a pre-authorized credit card account. In addition to its standard service, the Company offers a number of premium, add-on and other services which can increase the speed of, or add features to, the capabilities of the standard service. Prices and billing methods for premium, add-on and other services vary. See "Business -- EarthLink's Services and Products."

    The Company has only a limited operating history upon which an evaluation of its prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants into the Internet services industry. The Company has experienced net losses in each quarter since it commenced operations and had net losses of approximately $6.3 million from inception through 1995 and of approximately $4.9 million for the three months ended March 29, 1996. As of March 29, 1996, the Company had an accumulated deficit of approximately $9.9 million (exclusive of $1.3 million of losses incurred while the Company was an S Corporation for tax purposes, which, upon the Company's conversion to C Corporation status in June 1995, were charged to the Company's capital accounts). The Company expects that it is likely to continue to incur net losses at least through the end of 1997 as it continues to expend substantial resources to build its infrastructure, develop new service and product offerings and build its sales and marketing and administrative organizations. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

    The Company's strategy is to rapidly expand its customer base and increase market share. In addition, the Company intends to increase its investment in sales and marketing. Also, the Company plans to add administrative infrastructure, increase customer support capability and build network operations capacity to meet customer demand. The sales and marketing and other costs to the Company of acquiring new customers are substantial relative to the monthly fees derived from such customers. Accordingly, the Company's ability to improve or sustain operating margins depends in part on its ability to retain its existing customers, while continuing to attract new customers.

    The market for the Company's services and products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced new services for access to the Internet. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the new and rapidly evolving market for Internet services and products. To address these risks, the Company must, among other things, continue to attract, retain and motivate qualified persons, and continue to upgrade its technologies and services. There can be no assurance that the Company will be successful in addressing such risks.

RESULTS OF OPERATIONS

    ACCOUNTING PERIODS. The Inception Period reflects activity from May 26, 1994 through December 31, 1994. As of January 1, 1996, the Company changed its fiscal year from a calendar year end to a 52 or 53 week year ending on the last Friday in December. Accordingly, each three-month period consists of 13 weeks ending on the last Friday of that quarter.

    REVENUES. Recurring revenues consist of monthly fees charged to customers for Internet access and other ongoing services. Other revenues generally represent one-time setup fees. Recurring revenues are recognized pro rata over the period for which the services are performed. Other revenues are recognized as earned.

    For the Inception Period and the year ended December 31, 1995, recurring revenues were approximately $53,000 and $2.4 million, respectively. Other revenues for the same periods were approximately $58,000 and $606,000, respectively. Recurring revenues were approximately $113,000 and $2.6 million for the three months ended March 31, 1995 and March 29, 1996, respectively. Other revenues were approximately $70,000 and $790,000 for the three months ended March 31, 1995 and March 31, 1996, respectively. The increase in recurring revenues in 1995 as compared to the Inception Period is primarily attributable to the Company being operational for the full year in 1995 and an increase in the number of customers during that period. Revenues for the three months ended March 29, 1996 increased over revenues for the three months ended March 31, 1995 as a result of an increase in the number of customers. The increase in other revenues for 1995 as compared to the Inception Period is primarily attributable to an increase in the number of customers added in 1995 and one-time set-up fees collected from customers. Other revenues for the three months ended March 29, 1996 increased over other revenues in the three months ended March 31, 1995 as a result of an increase in the number of new customers during that period. From time to time, the Company has waived, and may in the future waive, the one-time set-up fee it charges new customers. To the extent the Company continues or increases this practice, the Company expects to derive a lesser portion of its future other revenues from one-time set-up fees.

    COST OF REVENUES. Cost of revenues consists of cost of recurring revenues and cost of other revenues. Cost of recurring revenues principally includes telecommunication expenses and depreciation expense on equipment used in network operations for ongoing customer services. Included in telecommunication cost are fees paid to UUNET for local access to UUNET's system of POPs. Cost of other revenues principally includes expenses related to the registration of new customers. These costs include licensing fees for software, software duplication costs and commissions paid to third parties for referring new customers to the Company.

    For the year ended December 31, 1995, cost of recurring revenues increased to approximately 44% of recurring revenues, up from 8% of recurring revenues for the Inception Period. This increase was due to increased hourly customer usage and the Company's expansion of its POP sites. Cost of recurring revenues for the three months ended March 29, 1996 increased to approximately 65% of recurring revenues, up from 53% of recurring revenues for the three months ended March 31, 1995 due to increased hourly customer usage and the Company's expansion to nationwide service through its relationship with UUNET. As the Company continues to expand, the Company anticipates that it will build and use Company-owned POPs in those geographical areas where there is a sufficient concentration of customers to support the cost of such investment.

    The Company's customers generally pay a fixed monthly fee for the Company's Internet services. Under the Company's agreement with UUNET, the Company pays to UUNET a fixed monthly fee per customer plus a variable amount based on customer usage in excess of a threshold number of hours per month. The Company has recently experienced increasing average per-customer usage of its Internet services by customers accessing the Internet through UUNET. If this trend continues and the average per-customer monthly usage exceeds the threshold number of hours, the Company's operating margins will be adversely affected which could, in turn, have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Dependence on UUNET" and "Business -- Customers, POPs and Network Infrastructure."

    SALES AND MARKETING. Sales and marketing expenses consist primarily of sales commissions, salaries, cost of promotional material, advertising, travel and third party sales commissions. Sales and marketing expenses were approximately $37,000, or 33% of revenues, and $3.7 million, or 123% of revenues, for the Inception Period and the year ended December 31, 1995, respectively. Sales and marketing expenses were approximately $124,000, or 68% of revenues, and $2.2 million, or 65% of revenues, for the three months ended March 31, 1995 and March 29, 1996, respectively. These period-to-period increases have primarily resulted from increased emphasis on marketing the Company's services, expanding sales and marketing efforts nationwide, increased sales commissions and increased marketing headcount. The Company intends to aggressively promote the EarthLink brand and as a result expects further significant increases in sales and marketing expenses in future periods. The Company does not capitalize costs associated with the acquisition of customers.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist primarily of costs associated with finance and accounting, human resources, legal expenses and expenses related to certain executive officers. General and administration expenses were approximately $168,000 and $2.1 million for the Inception Period and the year ended December 31, 1995, respectively. General and administration expenses were approximately $141,000 and $1.6 million, for the three months ended March 31, 1995 and March 29, 1996, respectively. Since inception, general and administrative expenses have increased as a result of increased employee headcount, rent and other general and administrative expenses as the Company focused on building an administrative infrastructure in anticipation of an increase in the number of customers and employees. During the three months ended March 29, 1996, the Company hired a number of senior management personnel and moved into a new headquarters building, which resulted in a significant increase in general and administrative expenses as compared to the same period in 1995. Management intends to implement a new management information system and continue to expand staff in order to support customer growth. As a result, the Company expects general and administrative expenses to increase in future periods.

    OPERATIONS AND CUSTOMER SUPPORT. Operations and customer support expenses consist primarily of expenses associated with technical and billing support to register and maintain customer accounts with the Company. Operations and customer support expenses were approximately $38,000, or 34% of revenues, and $1.9 million, or 62% of revenues, for the Inception Period and the year ended December 31, 1995, respectively. Operations and customer support expenses were approximately $104,000, or 57% of revenues, and $2.1 million, or 61% of revenues, for the three months ended March 31, 1995 and March 29, 1996, respectively. These expenses have increased significantly since the Company's inception. This trend reflects the costs associated with building a customer service organization to support anticipated customer growth as well as the Company's current customers. The Company intends to continue to increase expenditures for operations and customer support.

    INCOME TAXES. No provision for federal or state income taxes has been recorded as the Company incurred net operating losses through December 31, 1995. At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes of approximately $5.0 million, which begin to expire in 2010, and for state income tax purposes of approximately $2.5 million, which begin to expire in 2001. The Tax Reform Act of 1986 includes provisions which limit the net operating loss carryforwards for use in a given year if significant ownership changes have occurred. The Company expects that this Offering will result in an ownership change limiting the Company's ability to utilize net operating loss carryforwards to offset future income, if any. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability. Prior to July 1995, the Company was taxed as an S Corporation under the Internal Revenue Code. As such, losses totaling approximately $1.3 million flowed directly to the stockholders and are not included in the amount of net operating loss carryforwards.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

    The Company's operating results have fluctuated significantly in the past and will likely continue to fluctuate significantly in the future as a result of a variety of factors, many of which are beyond the Company's control. These factors include the rates of and costs associated with new customer acquisition, customer retention, capital expenditures and other costs relating to the expansion of operations, the timing of new service and product announcements, changes in the pricing policies of the Company and its competitors, market acceptance of new and enhanced versions of the Company's services and products, changes in operating expenses, including telecommunication costs, changes in the Company's strategy, personnel changes, the introduction of alternative technologies, the effect of potential acquisitions, increased competition in the Company's markets and other general economic factors. In addition, a relatively large portion of the Company's expenses are fixed, and therefore the Company's operating margins are particularly sensitive to fluctuations in revenues. Due to these factors, in some future quarter the Company's operating results may fall below the expectations of securities analysts and investors. In such event, the market price of the Company's Common Stock would likely be materially and adversely affected.

    In May 1996, the Company entered into an agreement with National Media Corporation ("NMC"), a producer of infomercials and commercials, pursuant to which NMC will produce and broadcast 15-second and 60-second commercials for EarthLink's services and products. Under this agreement, in addition to certain fees payable to NMC, the Company has agreed to issue NMC warrants to purchase up to 700,000 shares of Common Stock, depending on the number of customers generated by this relationship. The exercise price of any warrants earned through December 31, 1997 will be $4.88 per share, and thereafter the exercise price will be the fair market value of the Common Stock on the date of grant. Upon issuance of any of the warrants, the Company will be required to record in the quarter in which such warrant is issued a non-cash charge against earnings in an amount equal to the fair value of the warrant on the date of grant. The Company anticipates that, based on its obligation to NMC to issue a fixed number of warrants upon completion of production and approval of the commercials, it will issue 100,000 of these warrants to NMC in the third quarter of 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations primarily through a combination of cash flow from operations, private sales of equity securities and borrowings from third parties. The Company's operating activities used net cash of approximately $3.6 million and $2.8 million during 1995 and the three months ended March 29, 1996, respectively. During 1995 and the three months ended March 29, 1996, net cash used in operations resulted primarily from net losses, offset by increases in trade accounts payable.

    Cash used by investing activities has consisted primarily of equipment purchases for POP and network expansion. For the year ended December 31, 1995 and the three months ended March 29, 1996, capital expenditures amounted to approximately $2.8 million and $4.2 million, respectively. Including the $4.2 million spent during the first three months of 1996, the Company anticipates investing approximately $20.0 million during 1996 on network enhancements, including leasehold improvements and investments in network equipment.

    Cash from financing activities provided the Company with approximately $8.2 million and $6.7 million during 1995 and the three months ended March 29, 1996, respectively. The Company's financing activities have consisted of the private sale of Common Stock and capital lease transactions, primarily for equipment. From inception through March 29, 1996, the Company raised $12.7 million and $2.7 million through the private sale of Common Stock and capital lease obligations, respectively.

    As of December 31, 1995 and March 29, 1996, the Company had cash and cash equivalents of approximately $290,000 and $950,000, respectively, and negative working capital of approximately $2.0 million and $3.0 million, respectively. The Company also has $500,000 available under a bank line of credit agreement, which is secured by a certificate of deposit of $500,000. The Company recently received a commitment from certain entities and individuals, some of whom may be directors, officers and principal stockholders of the Company, to provide a short-term line of credit that permits the Company to borrow up to $3,000,000 at an interest rate of 10% per annum. This commitment contemplates (i) the payment of a commitment fee equal to 1.5% of the amount committed, (ii) final maturity of any amounts borrowed at May 30, 1997 and (iii) the issuance to such entities and individuals of 200,000 warrants to purchase Common Stock at an exercise price of $10.00 per share.

    EarthLink expects to use the net proceeds of this Offering to finance enhancements to the Company's network infrastructure (including leasehold improvements and investments in network equipment), to fund new service and product introductions, and for working capital and other general corporate purposes. The Company also anticipates that it may use a portion of the net proceeds to acquire complementary product lines, technology, equipment, other companies or interests in other companies. While the Company from time to time has engaged in preliminary discussions concerning possible acquisitions, investments or joint ventures, it has no present understandings, commitments, agreements or active negotiations with respect to any such transaction. See "Use of Proceeds."

    Pending such uses, the net proceeds of this Offering will be invested in short-term, investment grade, interest-bearing securities. The Company believes that the net proceeds from this Offering, together with other available cash, including any net cash flow from operations, will be sufficient to meet the Company's operating expenses and capital requirements for at least the next 12 months. The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its customer base, the level of resources devoted to expanding the Company's marketing and sales organization and the Company's research and development activities, the availability of hardware and software provided by third-party vendors, the rate of expansion of the Company's network infrastructure and other factors. The timing and amount of such capital requirements cannot accurately be predicted. If capital requirements vary materially from those currently planned, the Company may require additional financing. The Company has no commitments for any additional financing, and there can be no assurance that any such commitments can be obtained on favorable terms, if at all. Any additional equity financing may be dilutive to the Company's stockholders, and debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters. If the Company is unable to obtain additional financing as needed, the Company may be required to reduce the scope of its operations or its anticipated expansion, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    EarthLink's future success is substantially dependent on continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet, and in particular the World Wide Web, is a recent phenomenon and there can be no assurance that Internet usage will become widespread or that extensive content will continue to be provided over the Internet. The Internet may not prove to be viable for a number of reasons, including potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development of performance improvements. To the extent that the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such potential growth. If use of the Internet does not continue to grow, or if the Internet infrastructure does not effectively support growth that may occur, the Company's business, results of operations and financial condition would be materially and adversely affected.

                                    BUSINESS

OVERVIEW

    EarthLink, founded in 1994, is a leading branded provider of reliable, easy-to-use Internet services. Since its founding, the Company has focused on providing non-technical users with a satisfying Internet experience and has concentrated on specific opportunities in the fragmented Internet services market where it can add value. The Company provides its services through the EarthLink Network TotalAccess-TM- software package, a tool that enables Internet access via an open, non-proprietary architecture. In addition, the Company promotes the EarthLink brand and seeks to expand its customer base through strategic partnerships and affinity marketing agreements with leading content, publishing, entertainment and gaming companies, including Activision, CNN
Interactive, Columbia TriStar, Graphix Zone and Macmillan Publishing USA. EarthLink has taken a strategic approach to network development. To increase its national presence while minimizing capital costs, the Company leases nationwide POPs from UUNET, while maintaining the flexibility to establish Company-owned POPs in those geographical areas in which there is sufficient concentration of customers to support such investment. Customers can access the EarthLink service through a network of 19 Company-owned and 284 UUNET POPs across the United States and in Canada. EarthLink provides unlimited Internet access for a flat monthly fee and offers a number of other services which can increase the speed of, or add features to, the capabilities of its standard service. EarthLink has grown from approximately 30,000 customers at the end of 1995 to approximately 100,000 customers at the end of May 1996.

INDUSTRY BACKGROUND

    The Internet is a collection of computer networks linking millions of public and private computers around the world. Historically, the Internet was used by government agencies and academic institutions to exchange information, publish research and transfer electronic mail. A number of factors, including the proliferation of communication-enabled personal computers, the availability of intuitive graphical user interface software and the wide accessibility of an increasingly robust network infrastructure, have combined to allow non-technical users to easily access the Internet and, in turn, have produced rapid growth in the number of Internet users. IDC estimates that the number of Internet users was approximately 56 million at the end of 1995 and that this number will reach 200 million by the end of 1999.

    This growth, combined with the emergence of the World Wide Web, the graphical, multimedia environment of the Internet, has resulted in the development of the Internet as a new mass communications medium. The ease and speed of publishing, distributing and communicating text and graphics over the Internet has lead to a proliferation of Internet-based content, including online magazines, news feeds, interactive games and a wealth of educational and entertainment information, as well as to the development of online communities. In addition, the reduced cost of executing transactions over the Internet provides individuals and organizations with a new means to conduct business.

    These factors have created a rapidly growing market for Internet services. To date, users have gained access to the Internet primarily through two types of service providers. The first of these, online service providers, are primarily focused on the presentation of proprietary content to subscribers by means of closed networks, although these providers typically offer limited access to the Internet from their networks. This access often tends to be slow and expensive for the customer. The second of these, ISPs, offer direct access to the Internet at a lower price, but often provide an uneven quality of service to their customers. New Internet users have experienced busy dial-up lines, dropped connections, ineffective technical support and software that can be difficult to install and configure. These limitations, together with the volume and lack of organization of the information available on the Internet, have precluded non-technical users from fully enjoying the expanding resources available on the Internet. The Company believes that the next phase of growth in the Internet services market will require providers to address the needs of non-technical users and to shift from providing network infrastructure and undifferentiated access to providing value-added, distinct services which build customer satisfaction and loyalty.

THE EARTHLINK SOLUTION

    EarthLink was founded in 1994 to become a leading branded provider of Internet services. The Company facilitates and enhances the quality and productivity of its customers' Internet experience by providing capabilities which enable its customers to navigate and exploit the resources of the Internet. The Company has grown from approximately 30,000 customers at the end of 1995 to approximately 100,000 customers at the end of May 1996, and believes it is well-positioned to capitalize on the continued growth of the Internet. EarthLink attributes its rapid growth to the following key elements:

    FOCUS ON CUSTOMER NEEDS. EarthLink has designed its service in an effort to minimize a number of difficulties that non-technical users encounter in gaining access to the Internet. These include software that is difficult to install, busy signals, poor network performance and insufficient customer support. EarthLink continues to invest in building its service capabilities to address these needs. For example, the Company has developed the EarthLink Network TotalAccess software package with simple point and click functionality, thereby reducing many of the start-up problems faced by customers signing up for Internet service.

    PROVIDE A USEFUL AND ENJOYABLE INTERNET EXPERIENCE. As the level and scope of resources available on the Internet increase and the quality of content improves, the Company believes users will increasingly desire services and products that enhance the quality and productivity of their Internet experience. The Company also believes that EarthLink Network provides the capability for customers to transform the resources of the Internet into information, education, communication, entertainment and a sense of community. To meet these customer needs, EarthLink has developed resources to help customers navigate the Internet, such as the EarthLink home page; BLINK, the Company's newsletter; and "Getting the Most Out of EarthLink," a book by Sky Dayton, EarthLink's founder and Chairman. In addition, because customers increasingly desire access to enhanced services on the Internet, the Company has recently begun to offer online retailing and is currently offering an online multi-player gaming capability.

    CAPITALIZE ON MARKET SEGMENTATION. The Company believes that as the Internet services market has matured, providers of Internet services have begun to focus their efforts on specific segments of this market. For example, several companies, such as UUNET, provide Internet infrastructure while other companies, such as Netscape, focus on providing Internet software tools. In contrast, the Company is focusing on the customer's experience with the Internet, and leveraging the infrastructure and software development investments of others. This approach gives the Company flexibility and speed in expanding its service coverage, relieves the Company from the task of network management, reduces its operating costs and allows it to focus on meeting customer needs.

STRATEGY

    The Company's objective is to establish EarthLink as the leading branded provider of Internet services. To achieve this objective, the Company seeks to:

    RAPIDLY EXPAND ITS CUSTOMER BASE. The Company believes that the Internet services market is in its early stages of development and is significantly underpenetrated. The Company's goal is to rapidly capture an increasing share of this untapped market. Thus, EarthLink is aggressively investing in sales and marketing, particularly strategic and affinity marketing relationships, and the promotion of its brand name, and is enhancing its operational infrastructure. The Company believes that by attracting and retaining a large and growing customer base, it will be well-positioned to achieve cost efficiencies and generate new opportunities in the future.

    LEVERAGE AFFINITY MARKETING RELATIONSHIPS. EarthLink has aggressively established strategic relationships with affinity marketing partners to expand the reach of its marketing efforts. Through these relationships, EarthLink partners with leading media and consumer products companies to promote and distribute EarthLink's services to the partner's customer base. For example, Macmillan Publishing USA bundles EarthLink Network TotalAccess with several Internet-related book titles. These relationships are cost-effective and enhance the EarthLink brand through its association with leading media and consumer products companies.

    PROMOTE THE EARTHLINK BRAND. The Company believes the EarthLink name has significant brand potential and that cultivating a distinct brand image will be critical to differentiating its service and building a sense of community. The Company intends to maximize its brand potential, first, by providing consistent, high-quality services and, second, by conducting marketing activities that reinforce the Company's image.

    ESTABLISH EARTHLINK AS ITS CUSTOMERS' PRINCIPAL GATEWAY FOR WEB BROWSING. The Company believes that as the volume of information available on the Web proliferates, EarthLink's customers will increasingly desire a resource to organize and manage the abundance of available information. EarthLink's in-house staff actively seeks out content from across the Internet and categorizes it into subject areas of interest organized on the EarthLink home page under topics such as "What's Hot," "Hollywood," "News," "Finance" and "Games." This approach to providing content promotes the Company's strategy of serving as its customers' principal resource for utilizing and experiencing the Internet.

    LEVERAGE THIRD-PARTY NETWORK INFRASTRUCTURE. EarthLink has taken a strategic approach to network development. To increase its national presence while minimizing capital costs, the Company leases nationwide POPs from UUNET, while maintaining the flexibility to establish Company-owned POPs in those geographical areas in which there is sufficient concentration of customers to support such investment. In addition, the Company's network infrastructure uses non-proprietary standards and an open architecture. These approaches have reduced the Company's capital expenditures and allowed EarthLink to quickly establish national network coverage. More importantly, these approaches permit the Company to focus on meeting customer needs rather than managing the network itself.

    ENHANCE AND DEVELOP SERVICE OFFERINGS FOR BUSINESS CUSTOMERS. The Company believes that the opportunity to provide Internet services to business customers is underdeveloped and has been penetrated only to a limited extent. Earthlink has targeted this segment for future growth. The Company also believes that key features of its consumer-oriented service, in particular its ease-of-use, have strong appeal to business customers. Therefore, EarthLink has begun to emphasize a variety of services designed to appeal to them. In addition, the Company is investing additional resources in sales and marketing and customer service efforts directed at this growing market segment.

EARTHLINK'S SERVICES AND PRODUCTS

    EarthLink provides a variety of competitively-priced Internet services to individual and business customers. The Company makes its services available through its EarthLink Network TotalAccess software package, a tool that enables access to the Internet via an open, non-proprietary architecture. This software incorporates a telephone dialer and email functionality with several leading third-party Internet access tools, including Netscape Navigator, thereby providing a functional, easy-to-use Internet access solution for Windows 3.1, Windows 95 and Macintosh platforms. EarthLink Network TotalAccess installation software automatically installs these and other software applications on the customer's computer. The simple point-and-click functionality of EarthLink Network TotalAccess, combined with its easy-to-use registration module, permits online credit card registration, allowing new EarthLink customers to quickly access the Internet.

    The Company's Internet services and products include the following:

    STANDARD EARTHLINK NETWORK INTERNET SERVICES

    EarthLink provides its customers with a core set of functionalities through its standard Internet service, which provides unlimited access to the Internet as well as the other features and services for a flat monthly fee of $19.95 plus a one-time setup fee of $25.00. The following functionalities are included in the standard EarthLink service:

    INTERNET ACCESS. EarthLink provides customers with direct high-speed access to the Internet and the World Wide Web in a manner that is reliable and easy to use.

    EARTHLINK NETWORK WEB SITE. EarthLink has developed and maintains its own Web site, containing more than 800 pages. EarthLink's in-house staff actively seeks out content from across the Internet and categorizes it into subject areas of interest organized on the EarthLink home page under topics such as "What's Hot," "Hollywood," "News," "Finance" and "Games." The Company's home page provides customers with a road map to the volumes of information on the Internet. A customer can browse the page and click on topics of interest in order to be linked to the desired information. In addition, through the embedded functionality of Netscape Navigator, a customer can conduct customized searches for other topics.

    ELECTRONIC MAIL. Each customer is provided a mailbox, or address, from which to send and receive electronic mail. Email functionality allows customers to exchange an unlimited number of multimedia text, graphics and audio messages with other EarthLink customers as well as with other Internet users.

    PERSONAL WEB SITES. Each EarthLink customer is provided two megabytes of disk space on the Company's Web server to create his or her own home page. This enables each customer to participate in the Internet community by personally adding content to the Internet and the Web.

    PREMIUM EARTHLINK NETWORK SERVICES

    In addition to its standard service, the Company offers a variety of premium services, including the following:

    BUSINESS WEB SITES. The Company provides space on its Web server for commercial customers to publish their own home pages directly on EarthLink's Internet backbone. Business Web Site monthly fees range from $30 to $175, plus one-time setup fees of $225 to $1,495, depending on the size of the home page, the traffic volume through the site and whether the site is a shared or unique address. Each option is also available with an audio feature for an additional charge. Volume surcharges apply.

    ISDN CAPABILITY. EarthLink offers high-speed ISDN Internet access communication lines for its Southern California business customers. ISDN provides a faster, more efficient method for communicating digital data over telephone lines. ISDN speeds are up to four times faster than conventional modem speeds (up to 128 Kbps versus up to 28.8 Kbps). ISDN service charges range from $45 to $575 per month depending on access speeds, connect time and other data transfer metrics. One-time setup fees range from $50 to $750 depending on the modem speed.

    FRAME RELAY CAPABILITY. Frame relay enables direct, high-speed continuous connection of an organization's internal local area network to the Internet using dedicated circuits at speeds ranging from 56 Kbps to 1,544 Kbps. This service enables businesses to connect an entire local area network or high-end workstation to the Internet and provides the fastest data transfer rate generally available. Frame relay is currently available only to the Company's Southern California customers. Frame relay service fees range from $395 to $995 per month depending on access speeds, data throughput and other data transfer metrics. One-time setup fees range from $495 to $1,245 depending on modem speed.

    ADD-ON AND OTHER SERVICES

    To augment its standard and premium services, the Company provides its customers with the following add-on and other services:

    ADDITIONAL MAILBOXES. The Company provides additional mailboxes for a per mailbox setup fee of $9.95 and a monthly service fee of $4.95 for those customers who require more than one mailbox for colleagues, employees or family members.

    DOMAIN NAME REGISTRATION. EarthLink provides unique domain names for those customers who prefer an individualized address. Instead of "jsmith@earthlink.net," the user Joe Smith may prefer the name "joe@smith.com." Or a business user may find greater marketing presence by having a domain name in the name of his business, such as "jsmith@acme.com." EarthLink charges $75 to assist in establishing unique domain names for customers. Customers then pay an annual renewal fee to an Internet domain registration agency.

    800 SERVICE. EarthLink provides 800 number dial-up service for customers who do not have access to a local POP. EarthLink charges customers $24.95 per month for five hours of 800 number service plus a one-time setup fee of $25.00. Additional hours are $4.95 per hour.

PRODUCT DEVELOPMENT AND SERVICE ENHANCEMENT

    EarthLink places significant emphasis on developing advanced features for its service offerings, expanding and refining its services and further developing its core enabling technologies. To this end, EarthLink's development staff undertakes a number of product development and service enhancement activities, including reviewing new third-party software products for potential incorporation into the Company's EarthLink Network TotalAccess software package. As an element of its ongoing efforts to enhance its customers' Internet user experience, EarthLink also constantly updates and expands the online services provided through the EarthLink Web site. These activities include organizing Internet and Web content and the development of online guides, help screens and other user services. The EarthLink Web site is updated daily.

    EarthLink also actively develops additional high-quality services for its customers' benefit. For example, the Company recently opened the EarthLink online store, which offers EarthLink branded merchandise that online shoppers may purchase by placing an order through the EarthLink Network via an online credit card transaction. The Company intends to further develop its systems for offering electronic retail services by establishing an online mall through which it can "lease space" to businesses to advertise their products on and conduct business over the Web through the EarthLink Network.

    Additionally, the Company has introduced and plans to continue to develop an online, multi-player computer gaming service that will allow users across the Internet to play multimedia games through the EarthLink Network.

MARKETING

    The Company markets and sells its services through an organization consisting of 81 employees. The Company believes its marketing programs, particularly its Affinity Marketing Partners Program, provide it with a competitive advantage. EarthLink's sales and marketing effort consists of the following programs:

    AFFINITY MARKETING PARTNERS PROGRAM. EarthLink's Sales and Marketing Department administers the Company's affinity marketing program. This program promotes the Company through the distribution of the EarthLink Network TotalAccess software package by its affinity marketing partners. These partners typically bundle EarthLink Network TotalAccess disks with their own goods or services. In certain instances the affinity partner may itself sell goods and services over the Internet. In such a case, the partner's own customers require access to the Internet, which can be provided by the bundled EarthLink Network TotalAccess software. Through the affinity marketing program, EarthLink achieves product distribution efficiencies and reductions in its customer acquisition costs which are not available through other marketing strategies.

    EarthLink currently has approximately 90 affinity marketing relationships. The following table identifies certain of EarthLink's affinity marketing partners in a variety of industries.

PUBLISHING                            CATALOG/RETAIL
    CMP Media, Inc./Windows Magazine  Creative Computers
    Imagine Publications              MacMall/PCMall
    Macmillan Publishing USA          Manheim Auctions
NEWS/ENTERTAINMENT/MULTIMEDIA         Micro Warehouse, Inc.
    Activision                        Spiegel
    CNN Interactive                   OTHER
    Columbia TriStar                  Best Data Products
    Graphix Zone                      American Heart Association
    Index Stock Photo                 National Telephone and
    Personal Training Systems         Communications
    Seattle Film Works

    CUSTOMER REFERRAL PROGRAM. The Company believes that one of its most powerful marketing tools is its installed base of customers. In order to encourage satisfied customers to refer other users, the Company provides an incentive of one free month of standard EarthLink Internet service. The Company estimates that in the first three months of 1996, approximately 13,000 new customers were added through the referral program.

    OTHER MARKETING ACTIVITIES. EarthLink exhibits at national trade shows such as Comdex, MacWorld and OnLine Expo, as well as at numerous local and regional trade shows. Additionally, the Company markets through trade publications and bundles EarthLink Network TotalAccess with these publications, either as disks which contain only the EarthLink Network TotalAccess software package or as CD-ROMs which may include numerous other software applications. The Company has also entered into an agreement with National Media Corporation ("NMC"), a producer of infomercials and commercials, under which NMC will produce and broadcast 15-second and 60-second commercials for EarthLink's services and products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Potential Fluctuations in Quarterly Results."

CUSTOMERS, POPS AND NETWORK INFRASTRUCTURE

    The Company had approximately 100,000 customers at the end of May 1996.

    EarthLink has taken a strategic approach to network development. To increase its national presence while minimizing capital costs, the Company leases nationwide POPs from UUNET, while maintaining the flexibility to establish Company-owned POPs in those geographical areas in which there is a sufficient concentration of customers to support such investment. This approach permits the Company to focus on meeting customer needs rather than on managing network infrastructure. Substantially all of the Company's customers access the EarthLink network and the Internet by dialing into local POPs. Of these, the Company owns 19 POP sites in California and currently offers additional access through 284 UUNET POPs. The Company's POP network, as of May 31, 1996, is set forth below.

               [INSERT USA AND CANADIAN MAP IDENTIFYING LOCATION
                  OF COMPANY OWNED AND UUNET OWNED POP SITES]

    For customers located in a geographic area not presently serviced by a local POP, the EarthLink Network can be accessed by a toll-free number for which the Company bills customers on an hourly usage basis. The Company's POP sites are connected to the Internet primarily through its network hub in Los Angeles. The Company's network hub is in turn connected directly to the Internet via two leased high-speed fiber optic data lines.

    The Company relies on UUNET to continue to allow the Company's customers to access the Internet through UUNET's system of POPs. UUNET's inability or unwillingness to provide POP access to the Company's customers could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that alternative sources for POPs exist. However, there can be no assurance that such sources will be available on terms acceptable to the Company, if at all, or that such sources will be capable of replacing UUNET on a timely basis. The Company's current agreement with UUNET expires in December 1996 and is renewable for additional one-year terms unless 60 days' prior written notice of termination is given by either party. UUNET recently announced that it has agreed to be acquired by MFS. There can be no assurance that, following the expiration of the Company's current agreement with UUNET, MFS or UUNET will continue to provide the Company with POP access or that such access, if provided, will be available to the Company on acceptable terms.

CUSTOMER SUPPORT

    The Company believes that high-quality customer support is critical to retaining existing customers and attracting new ones. The Company currently provides five avenues of customer support which are available seven days a week, 24 hours a day: (i) toll-free, live telephone assistance; (ii) email based assistance; (iii) help sites and Internet guide files on the EarthLink Web site;
(iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, the Company provides dedicated support for its business customers. The Company also furnishes its newsletter, BLINK, to each of its customers.

    In order to continue to improve its support services and to deliver those services in a more timely and cost-effective manner, the Company is currently installing expanded computing facilities and new call management database software at its headquarters in Pasadena, and is increasing its support staff on an ongoing basis. The Company has expanded its support staff from 81 employees as of December 31, 1995 to 157 employees as of May 31, 1996.

    Demand on the Company's network infrastructure, technical staff and resources has grown rapidly with the Company's expanding customer base, and the Company has in the past experienced difficulties satisfying the demand for its Internet services. There can be no assurance that the Company's infrastructure, technical staff and resources will be adequate to facilitate the Company's growth. In addition, delays have occurred in establishing Internet accounts for the Company's customers and customers have in the past experienced significant delays in contacting, and in receiving responses from, the Company's customer and technical support personnel. There can be no assurance that the Company will be able to provide its software, establish accounts or provide customer or technical support to its customers on a timely basis or that any delays will not result in the loss of customers. The Company believes that its ability to provide timely access for customers and adequate customer support service will largely depend upon the Company's ability to attract, identify, train, integrate and retain qualified personnel. Failure to provide adequate customer support services will adversely affect the Company's ability to increase its customer base and to reduce its customer cancellation rate, and could therefore have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

    The Internet services market in which the Company operates is extremely competitive, and the Company expects competition in this market to intensify in the future. The Company's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing and other resources than the Company. The Company competes (or in the future is expected to compete) directly or indirectly with the following categories of companies: (i) national and regional ISPs, such as BBN, IDT, MindSpring, NETCOM, PSINet, and UUNET; (ii) established online services companies such as America Online, CompuServe and Prodigy; (iii) computer software and technology companies such as Microsoft; (iv) national telecommunication companies, such as AT&T, MCI and Sprint; (v) RBOCs; (vi) cable operators, such as Comcast, TCI and Time Warner; and (vii) nonprofit or educational Internet service providers.

    Many established online services companies and telecommunication companies have recently announced plans to introduce or expand their Internet services. The Company expects that a significant number of major telecommunication, cable, media, software and hardware companies, as well as all of the major online services companies, will eventually compete fully in the Internet services market, and that their entry into this market will result in substantially greater competition for the Company. The ability of these competitors or others to bundle services and products with Internet connectivity services could place the Company at a significant competitive disadvantage. In addition, competitors in the telecommunication industry may be able to provide customers with reduced communication costs in connection with their Internet access services, reducing the overall cost of Internet access and significantly increasing pricing pressures on the Company. There can be no assurance that the Company will be able to offset the effects of any necessary price reductions resulting from such pricing pressures with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise.

    Competition in the Company's markets is also expected to focus increasingly on overseas markets, where Internet services are just beginning to be introduced. There can be no assurance that the Company will be able to increase its presence in overseas markets. To the extent the ability to provide Internet services overseas becomes a competitive advantage in the Internet services industry, the failure of the Company to penetrate overseas markets may result in the Company being at a competitive disadvantage relative to other Internet access providers.

    The Company believes that its ability to compete successfully in the Internet services market depends on a number of factors, including market presence; the adequacy of the Company's customer support services; the capacity, reliability and security of its network infrastructure; the ease of access to and navigation of the Internet provided by the Company's services; the pricing policies of the Company, its competitors and its suppliers; the timing of introductions of new services and products by the Company and its competitors; the Company's ability to support existing and emerging industry standards; and industry and general economic trends. There can be no assurance that the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

PROPRIETARY RIGHTS

    GENERAL. The Company believes that its success is dependent in part on its technology and its continuing right to use such technology. The Company relies on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect its technology. It is the Company's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with the Company. These agreements provide that confidential information developed or made known during the course of a relationship with the Company must be kept confidential and not disclosed to third parties except in specific instances. Although the Company believes that it has taken adequate precautions to protect its proprietary rights, there can be no assurance that the steps taken by the Company will be sufficient to prevent misappropriation of its technology and other proprietary property or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

    Although the Company believes that it does not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert that the EarthLink's services and products infringe their proprietary rights. Such claims could result in substantial costs and diversion of resources even if ultimately decided in favor of the Company. Such claims or judgments resulting from such claims could have a material adverse effect on the Company's business, financial condition and results of operations. In the event a claim is asserted alleging that the Company has infringed the proprietary technology or information of a third party, the Company may be required to seek licenses to continue to use such intellectual property. There can be no assurance, however, that such licenses would be offered or obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could have a material adverse effect on the Company's business, financial condition and results of operations.

    LICENSES. EarthLink has obtained authorization, typically in the form of a license, to distribute third-party software incorporated in the EarthLink Network TotalAccess software product for Windows 3.1, Windows 95 and Macintosh platforms. Applications licensed by the Company include Netscape Navigator (the license for which expires on December 31, 1997 and is renewable for additional one-year terms), the Eudora Light email program from Qualcomm (the license for which expires on January 26, 1997 and is renewable for additional one-year terms), and MacTCP software from Apple (the license for which automatically renews itself each December 31 for additional one-year periods). The only software in the EarthLink

Network TotalAccess package that is developed by the Company is the front-end program and the installation/ registration program. The Company currently intends to maintain or negotiate renewals of existing software licenses and authorizations. The Company may want or need to license other applications in the future.

    TRADEMARKS. "EarthLink Network-Registered Trademark-," "EarthLink Network TotalAccess-TM-" and the EarthLink logo are trademarks of the Company. This Prospectus includes trademarks of companies other than the Company.

GOVERNMENT REGULATION

    The Company provides Internet services, in part, through data transmissions over public telephone lines. These transmissions are governed by regulatory policies establishing charges and terms for wire line communications. The Company currently is not subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, in the future the Company could become subject to regulation by the FCC or another regulatory agency as a provider of basic telecommunication services. For example, a number of long distance telephone carriers recently filed a petition with the FCC seeking a declaration that Internet telephone service is a "telecommunications service" subject to common carrier regulation. Such a declaration, if enacted, would create substantial barriers to the Company's entry into the Internet telephone market.

    The recently-enacted Telecommunications Act contains certain provisions that lift, or establish procedures for lifting, restrictions on RBOCs and other companies that may permit them to engage directly in the Internet access business. The Telecommunications Act also makes it easier for national long distance carriers such as AT&T to offer local telephone service. In addition, the Act allows the RBOCs to provide electronic publishing of information and databases. Competition from these companies could have an adverse effect on the Company's business. Further, the Telecommunications Act imposes fines on any entity that knowingly uses any interactive computer service to send obscene material to minors or makes obscene material available to minors. The standard for determining whether an entity acted knowingly has not yet been established.

    Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, user privacy, pricing and copyright infringement. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have an adverse effect on the Company's business. See "Risk Factors -- Potential Liability" and "-- Competition."

EMPLOYEES

    As of May 31, 1996, the Company employed 376 people on a full-time basis, which consists of 81 sales and marketing personnel, 16 Web Site and development personnel, 62 MIS and information technologies personnel, 157 service and support representatives and 60 administrative personnel. As of that date, the Company also employed 29 people on a part-time basis, most of whom serve as telephone service and support representatives. None of the Company's employees are represented by a labor union and the Company is not a party to any collective bargaining agreement.

    The Company is highly dependent on the technical and managerial skills of its key employees, including technical, sales, marketing, financial and executive personnel, and on its ability to identify, hire and retain additional personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain existing personnel or to identify or hire additional personnel. In addition, the Company is highly dependent on the continued services of its senior management team, which currently is composed of a small number of individuals, most of whom only recently joined the Company. The inability to attract, hire or retain the necessary technical, sales, marketing, financial and executive personnel, or the loss of the services of any member of the Company's senior management team, could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

    EarthLink's corporate headquarters are located in an 85,500-square foot facility in Pasadena, California. The lease for this space expires June 30, 2001. The Company has an option to extend this lease for an additional five years. In addition to the Company's corporate headquarters, the Company also leases approximately 7,400 square feet of office space in Los Angeles that presently houses the Company's central computer network.

    The Company's  operations  are  dependent  on its  ability  to  protect  its computer equipment against damage from fire, earthquake, power loss, telecommunications failure and similar events. The occurrence of a natural disaster or another unanticipated problem at the Company's headquarters, network hub or at a number of the POPs through which customers connect to the Internet could cause interruptions in the services provided by the Company. The Company's computer equipment, including critical equipment dedicated to its Internet services, is located in Los Angeles and Pasadena, California. The Company intends to relocate its facilities located in Los Angeles to its headquarters in Pasadena, California in the near future. The risks associated with such a move include loss of data, loss of system integrity and the risk of system failure. The occurrence of any of these events could have a material adverse effect on the Company's ability to provide Internet services to its customers, and, in turn, on the Company's business, financial condition and results of operations. In addition, failure of the Company's telecommunication providers to provide the data communications capacity required by the Company as a result of a natural disaster, operational disruption or for any other reason could cause interruptions in the services provided by the Company.

LEGAL PROCEEDINGS

    The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the Company's executive officers and directors as of May 15, 1996:

NAME                                           AGE     POSITION
- ------------------------------------------     ---     ---------------------------------------------------------------
Sky D. Dayton.............................     24      Founder and Chairman of the Board of Directors
Charles G. Betty..........................     39      President, Chief Executive Officer and Director
Barry W. Hall.............................     48      Vice President, Finance and Administration and Chief Financial
                                                        Officer
Robert E. Johnson, Jr.....................     44      Vice President, Sales and Marketing
David R. Tommela..........................     57      Vice President, Operations
Brinton O.C. Young........................     44      Vice President, Strategic Planning
Sidney Azeez (1)..........................     63      Director
Robert M. Kavner (1)......................     52      Director
Linwood A. Lacy, Jr. (2)..................     50      Director
Kevin M. O'Donnell (2)....................     45      Director
Reed E. Slatkin (1)(2)....................     47      Director

- ------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

    SKY D. DAYTON, the founder of the Company, has served as Chairman of the Board of Directors since the Company's inception in May 1994 and served as its Chief Executive Officer from May 1994 until May 1996. From 1992 to 1993, he served as co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as Director of Marketing for new products at Executive Software, a VAX/VMS utility software maker. From 1990 to 1994, Mr. Dayton operated Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California. From 1988 to 1990, Mr. Dayton served as systems engineer and computer graphics consultant at several entertainment industry advertising firms.

    CHARLES G. BETTY has served as the President and as a director of the Company since January 1996, and in May 1996, Mr. Betty was named the Company's Chief Executive Officer. From February 1994 to January 1996, he was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc., and was active in the formation of Physicians Data Corporation. From September 1989 to February 1994, Mr. Betty served as President, Chief Executive Officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider. Mr. Betty holds a bachelor's degree in chemical engineering from the Georgia Institute of Technology.

    BARRY W. HALL has served as Vice President, Finance and Administration and Chief Financial Officer of the Company since January 1996. From April 1994 to December 1995, he was an independent management consultant. From March 1989 to March 1994, Mr. Hall served as Chief Executive Officer and Chairman of California Amplifier, Inc., a publicly traded manufacturer of microwave amplifiers. Prior to joining California Amplifier, he served as Vice President of Finance and Chief Financial Officer of Los Angeles Cellular Telephone Company. Mr. Hall also worked for eight years as a certified public accountant with Arthur Young & Company. He currently serves on the board of directors of Luther Medical, Inc. Mr. Hall holds a bachelor's degree in mathematics and an M.B.A. from San Diego State University.

    ROBERT E. JOHNSON, JR. has served as Vice President, Sales and Marketing of the Company since February 1995. From June 1992 through January 1995, he served as Vice President of Sales for Competence Software. From 1982 to May 1992, he was employed by Real World Software, Inc., and served as its Vice President of

Sales from 1988 to May 1992. In December 1994, Mr. Johnson filed a voluntary bankruptcy petition which was dismissed in January 1996 when Mr. Johnson and his creditors agreed upon a currently operative repayment plan.

    DAVID R. TOMMELA has served as Vice President, Operations of the Company since December 1995. From 1973 to August 1995, he served in various capacities for, and ultimately as the Chief Information Officer of, Southern California Edison Company, an electric power utility.

    BRINTON O.C. YOUNG has served as Vice President, Strategic Planning of the Company since March 1996. From 1989 to 1996, Mr. Young was President of Young & Associates, a consulting firm specializing in strategic planning for high growth companies. Mr. Young holds a bachelor's degree in Physics from Yale University and M.B.A. and J.D. degrees from Harvard University.

    SIDNEY AZEEZ has been a director of the Company since June 1996. Mr. Azeez founded Ultronic Systems Corp., which produced a stock and commodity quotation system. He also founded American Cellular Network, Inc. and Universal Telecell, Inc. ("Unitel"), cellular telephone companies, PCS, Inc., a wireless communications company, and several banks in Colorado and New Jersey. Mr. Azeez is a director of Unitel and Thermal Tech Development, Inc.

    ROBERT M. KAVNER has been a director of the Company since June 1996. Since August 1995, he has been Managing Director of Kavner Associates, a private venture capital and consulting firm in the media and communications industry. From 1994 through August 1995, he headed Creative Artist Agency's business advisory group. From 1984 to 1994, Mr. Kavner held several senior management positions at AT&T, including Senior Vice President and Chief Financial Officer, Executive Vice President of the Communications Products Group, Chief Executive Officer of the Multimedia Products and Services Group, President of the Computer Division, Chairman of the UNIX Systems Laboratory, Chairman of AT&T Capital Corporation, Chairman of AT&T Paradyne Corporation and Chairman of AT&T Venture Capital Group. Mr. Kavner also served as a member of AT&T's Executive Committee. Mr. Kavner serves as a director of Fleet Financial Group, Ascent Entertainment, Inc. and Tandem Computers, Inc.

    LINWOOD A. LACY, JR. has been a director of the Company since June 1996. From 1989 to May 1996, he served as the Co-Chairman and Chief Executive Officer of Ingram Micro, a microcomputer products distributor. From December 1993 to June 1995, Mr. Lacy was also President of Ingram Industries. From June 1995 until April 1996, he was President and CEO of Ingram Industries, and subsequently Vice Chairman and CEO of Ingram Industries.

    KEVIN M. O'DONNELL, a co-founder of the Company, has been a director of the Company since its inception. Mr. O'Donnell is President of O'Donnell &
Associates, a venture capital firm specializing in emerging high technology companies. In 1982, Mr. O'Donnell founded Government Technology Services, Inc., a reseller of computer equipment to the federal government, and from 1982 to 1990 served as its Chairman, Chief Executive Officer and President.

    REED E. SLATKIN, a co-founder of the Company, has been a director of the Company since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years. Mr. Slatkin is a director of Havenwood Ventures, Inc.

BOARD OF DIRECTORS

    The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee consists of Messrs Azeez, Kavner and Slatkin. The Audit Committee is responsible for making recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by the Company's independent auditors and reviews and evaluates the Company's internal audit and control functions. The Compensation Committee consists of Messrs, Lacy, O'Donnell and Slatkin. The Compensation Committee is responsible for making recommendations to the

Board concerning cash and long-term incentive compensation for key employees  of
the   Company.   The   Compensation  Committee   also   administers   and  makes
recommendations under the Company's 1995 Stock Option Plan.

    Currently all directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Company's Certificate of Incorporation contains a provision for the Board of Directors to be divided into three classes, with this provision to take effect as of the record date for the first annual meeting after (i) the Company's Common Stock is quoted on the Nasdaq National Market and (ii) the Company has 800 beneficial owners of its Common Stock. Each class of directors will consist of two or three directors, who will initially serve for one-, two- or three-year terms. Thereafter, directors will serve staggered three-year terms. It is presently intended that Class I of the Board of Directors will consist of Messrs. Dayton, O'Donnell and Slatkin, Class II will consist of Messrs. Kavner and Lacy and Class III will consist of Messrs. Azeez and Betty.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No officer or employee of the Company currently serves, or has served during the Company's last completed fiscal year, as a member of the Compensation Committee. No member of the Compensation Committee has at any time been an officer or employee of the Company. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

    See "Certain Transactions" for a description of related party transactions involving certain directors of the Company.

DIRECTOR COMPENSATION

    Directors do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board or committees thereof. Non-employee directors are eligible to receive options to purchase Common Stock awarded under the Company's Directors Stock Option Plan. See "-- Directors Stock Option Plan."

EXECUTIVE COMPENSATION

    The following table sets forth certain information regarding compensation paid during or with respect to 1995 to Sky D. Dayton, who served as the Company's Chief Executive Officer during that year, and Robert E. Johnson, Jr., its Vice President, Sales and Marketing, the Company's only executive officers who earned in excess of $100,000 of salary and bonus in 1995. Mr. Dayton's current base salary is $165,000 and Mr. Johnson's is $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                                       ANNUAL COMPENSATION       SECURITIES
                                                       --------------------      UNDERLYING         ALL OTHER
NAME                                                    SALARY      BONUS        OPTIONS (#)      COMPENSATION
- -----------------------------------------------------  ---------  ---------  -------------------  -------------
Sky D. Dayton........................................  $  97,726  $  16,573         500,000(1)         --
Robert E. Johnson, Jr................................     87,578     21,646(2)        100,000(1)       --

- ------------
(1) These options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, June 19, 1995.
(2) Represents sales commissions.

STOCK OPTION INFORMATION

    The following table sets forth certain information regarding options granted in 1995 to, and held at year end by, the executive officers named in the Summary Compensation Table above. The Company does not have any stock appreciation rights outstanding.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1995

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                              % OF TOTAL                               ANNUAL RATES OF STOCK
                                 NUMBER OF      OPTIONS                                        PRICE
                                SECURITIES    GRANTED TO                                    APPRECIATION
                                UNDERLYING     EMPLOYEES     EXERCISE                   FOR OPTION TERMS (2)
                                  OPTIONS      IN FISCAL       PRICE     EXPIRATION   ------------------------
NAME                            GRANTED (#)      YEAR         ($/SH)        DATE          5%           10%
- ------------------------------  -----------  -------------  -----------  -----------  -----------  -----------
Sky D. Dayton.................     500,000(1)        38.0%   $    0.91      6/18/05   $   286,147  $   725,153
Robert E. Johnson, Jr.........     100,000(1)         7.6         0.91      6/18/05        57,229      145,031

- ------------
(1) These options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, June 19, 1995.
(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of the Company's stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. This table does not take into account any appreciation in the price of the Common Stock to date.

    The following table summarizes the value of options held at December 31, 1995 by the executive officers named in the Summary Compensation Table above. No such options were exercised by Mr. Dayton or Mr. Johnson during 1995.

           OUTSTANDING GRANTS & OPTION VALUES AS OF DECEMBER 31, 1995

                                                                        NUMBER OF
                                       SHARES                       SHARES UNDERLYING          VALUE OF UNEXERCISED
                                      ACQUIRED                     UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS (1)
                                         ON           VALUE     --------------------------  --------------------------
NAME                                EXERCISE (#)    REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ----------------------------------  -------------  -----------  -----------  -------------  -----------  -------------
Sky D. Dayton.....................       --            --           50,000        450,000    $  75,500    $   679,500
Robert E. Johnson, Jr.............       --            --           10,000         90,000       15,100        135,900

- ------------
(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and the fair market value for the Company's Common Stock, as determined by the Company's Board of Directors, of $2.42 per share as of December 31, 1995.

EMPLOYMENT AGREEMENT

    In January 1996, the Company entered into a two-year employment agreement with Mr. Charles G. Betty. Under this agreement, the Company agreed to employ Mr. Betty as its President and Chief Operating Officer at a salary of $225,000 per year plus such other benefits as are made available to other senior executives of the Company. In May 1996, Mr. Betty was named the Company's Chief Executive Officer. Mr. Betty is also guaranteed a bonus of at least $37,500 for 1996 and may earn up to an additional $37,500 for 1996 if the Company reaches a specified number of customers by year-end. The agreement provides that (i) if Mr. Betty is terminated by the Company other than for "cause" or "total disability," as defined in the agreement, (ii) if the Company elects not to extend the term of the employment agreement at the end of the first two-year term or any yearly extension or (iii) if Mr. Betty terminates his employment because of a breach of the employment agreement by the Company, he is entitled to severance compensation equal to 100% of his then-current annual salary. The agreement contains provisions that restrict Mr. Betty's ability to compete with the Company or solicit its employees or customers for a specified period following the termination of his employment. In connection with entering into the employment agreement, Mr. Betty purchased 50,000 shares of the Common Stock at $2.42 per share, and also was granted options to purchase an additional 350,000 shares of Common Stock at an exercise price of $2.42 per share. These options vest in equal increments of 5% per quarter over the five-year period beginning on the date of grant, January 15, 1996. In the event of a "change in control," as defined in the agreement, the termination of Mr. Betty by the Company other than for cause or if Mr. Betty terminates his employment because of a breach of the agreement by the Company, all unvested options held by Mr. Betty will vest immediately.

1995 STOCK OPTION PLAN

    The Company's Board of Directors has adopted the Company's 1995 Stock Option Plan (the "Plan") and reserved thereunder 2,500,000 shares of Common Stock for grants of incentive and non-qualified stock options to key employees of the Company. As of the date of this Prospectus, there were options to purchase 1,822,750 shares of Common Stock outstanding under the Plan at exercise prices ranging from $2.42 to $4.88 per share. In addition to options outstanding under the Plan, the Company has issued non-plan options and warrants to purchase an aggregate of 1,880,654 shares of Common Stock at exercise prices ranging from $0.30 to $4.88 per share.

DIRECTORS STOCK OPTION PLAN

    The Board of Directors has adopted the Company's Directors Stock Option Plan (the "Directors Plan") and reserved 125,000 shares of Common Stock thereunder for grants of non-qualified stock options to directors who do not also serve as employees of the Company. Under the Directors Plan, grants of options to purchase 20,000 and 5,000 shares of Common Stock are automatically made to each non-management director at the time such person first becomes a member of the Board of Directors and at the beginning of each fiscal year of the Company, respectively. All of these options are exercisable at the fair market value of the Common Stock on the date of grant.

    Prior to the adoption by the Board of Directors of the Directors Plan, the Company issued to each of Messrs. Kavner and Lacy warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.42 per share, the then fair market value, in consideration of Messrs. Kavner's and Lacy's agreement to serve on the Board of Directors.

                              CERTAIN TRANSACTIONS

    Kevin M. O'Donnell and Reed E. Slatkin are members of the Board of Directors of the Company, and each owns more than five percent of the Company's outstanding Common Stock. Messrs. O'Donnell and Slatkin have participated in the Company's financing since inception, as described below.

    In December 1994, Messrs. Slatkin and O'Donnell provided a $400,000 credit line to the Company for which each of them received warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.91 per share, the then fair market value of the Common Stock. Indebtedness outstanding under this line bore interest at 8.1% per annum. The maximum amount outstanding under this line was $397,686, which was repaid in full in September 1995.

    In August 1995 and January 1996, Mr. Slatkin agreed to act as lessee together with the Company under equipment leases of $500,000 and $1.5 million, respectively. As consideration for this agreement, the Company issued Mr. Slatkin warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.91 per share and 200,000 shares of Common Stock at an exercise price of $2.42 per share, the then fair market value as of August 1995 and January 1996, respectively. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin against certain liability arising out of these leases. As consideration for this agreement, Mr. Slatkin transferred one-half of these warrants to Mr. O'Donnell.

    In December 1995, Mr. Slatkin guaranteed a $250,000 letter of credit as security for the Company's lease of its Pasadena facility. In return, he received warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.42 per share, the then fair market value of the Common Stock. The Company and Mr. O'Donnell subsequently agreed to indemnify Mr. Slatkin with respect to certain liability arising out of the letter of credit. As consideration for this agreement, Mr. Slatkin transferred to Mr. O'Donnell one-half of these warrants.

    In addition, the Company and Messrs. Dayton, O'Donnell and Slatkin are parties to a Buy-Sell Agreement pursuant to which the Company has the first right of refusal upon sale or transfer of shares of Common Stock by such persons. The right will expire upon consummation of this Offering. See Note 7 to Notes to Financial Statements.

    From time to time since the Company's inception, the Company's officers, directors and more than five percent stockholders (including certain of their family members and affiliates) have purchased shares of the Company's Common Stock at the weighted average per share purchase prices as follows: Gregory Abbott, 677,250 shares, $2.04 per share; Charles G. Betty, 50,000 shares, $2.42 per share; Sky D. Dayton, 3,000,000 shares, $0.0003 per share; Sidney Azeez, 1,044,916 shares, $3.13 per share; Linwood A. Lacy, Jr., 49,620 shares, $2.42 per share; Robert M. Kavner, 41,350 shares, $2.42 per share; Robert London, 744,065 shares, $1.08 per share; Kevin M. O'Donnell, 1,884,305 shares, $0.42 per share; Reed E. Slatkin, 1,884,315 shares, $0.42 per share; and Storie Partners, 831,197 shares, $3.13 per share.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated parties. It is the Company's current policy that all transactions by the Company with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms no less favorable to the Company than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of May 31, 1996 by (i) each person or entity who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group.

                                                                       SHARES                   PERCENTAGE OF
                                                                    BENEFICIALLY          SHARES BENEFICIALLY OWNED
                                                                   OWNED PRIOR TO    ------------------------------------
                                                                    AND AFTER THE       BEFORE THE          AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                             OFFERING           OFFERING           OFFERING
- ----------------------------------------------------------------  -----------------  -----------------  -----------------
Sky D. Dayton...................................................     3,100,000(2)             25.7%              19.8%
Kevin M. O'Donnell..............................................     2,234,330(3)             18.1               14.0
Reed E. Slatkin.................................................     2,234,315(4)             18.1               14.0
Sidney Azeez....................................................     1,044,916(5)              8.7                6.7
Charles G. Betty................................................        89,098(6)                *                  *
Linwood A. Lacy, Jr.............................................        59,620(7)                *                  *
Robert M. Kavner................................................        51,350(8)                *                  *
Robert E. Johnson...............................................        20,000(9)                *                  *
Brinton O.C. Young..............................................        11,250 (10               *                  *
Barry W. Hall...................................................        12,500 (11               *                  *
David R. Tommela................................................         8,750 (12               *                  *
Storie Partners.................................................       831,197                 6.9                5.3
  One Bush Street
  San Francisco, CA 94104
Robert London...................................................       744,065                 6.2                4.8
  Cruttenden Roth Incorporated
  809 Presidio Ave.
  Santa Barbara, CA 93101
Gregory Abbott..................................................       677,250                 5.7                4.3
  1285 S. Ocean Blvd.
  Palm Beach, FL 33480
All directors and executive officers as a group (11 persons)....     8,866,129 (13            68.9%              53.8%

- ------------
* Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Except as otherwise indicated by footnote, the named person has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned. Except as otherwise indicated in the table, the named person's address is that of the Company.

 (2) Includes options to purchase 100,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

 (3)  Includes (i) 13,259  shares of Common  Stock held by  Mr. O'Donnell's son,
    (ii) warrants to purchase 350,000 shares of Common Stock, and (iii) options to purchase 25 shares of Common Stock held by Mr. O'Donnell's son, that are exercisable within 60 days of May 31, 1996. Mr. O'Donnell disclaims beneficial ownership of the shares of Common Stock held by his son and the shares of Common Stock issuable upon exercise of options held by his son.

 (4) Includes (i) warrants to purchase 350,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996 and (ii) 11,220 shares of Common Stock held in trust for Mr. Slatkin's minor children.

 (5) Includes 632,403 shares of Common Stock held by Mr. Azeez's wife and children.

 (6) Includes (i) options to purchase 35,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996 and (ii) 4,098 shares of Common Stock held by Mr. Betty's father-in-law and mother-in-law of which Mr. Betty disclaims beneficial ownership.

 (7) Includes warrants to purchase 10,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

 (8) Includes options to purchase 10,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

 (9) Includes options to purchase 20,000 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

(10) Includes options to purchase 11,250 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

(11) Includes options to purchase 12,500 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

(12) Includes options to purchase 8,750 shares of Common Stock that are exercisable within 60 days of May 31, 1996.

(13) Includes (i) options and warrants to purchase 907,525 shares of Common Stock that are exercisable within 60 days of May 31, 1996 and (ii) 647,721 shares of Common Stock owned by family members or affiliates of certain members of the group.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 50 million shares of Common Stock, $0.01 par value per share, and (ii) 10 million shares of Preferred Stock, $0.01 par value per share. As of May 31, 1996, there were 11,970,465 shares of Common Stock outstanding. The following summary is qualified in its entirety by reference to the Company's Certificate of Incorporation, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

    Under the Delaware General Corporation Law and the Company's Certificate of Incorporation, holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and holders of such shares exclusively possess all voting power. The Company's Certificate of Incorporation does not provide for cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so. The Common Stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after payment or provision for payment of all debts and other liabilities subject to prior rights of holders of Preferred Stock then outstanding, if any.

PREFERRED STOCK

    The Company's Certificate of Incorporation authorizes the issuance of 10 million shares of Preferred Stock, all of which will be available for future issuance upon consummation of this Offering. Preferred Stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

CERTAIN CHARTER AND BYLAW PROVISIONS

    The Company's Certificate of Incorporation contains a provision for the Board of Directors to be divided into three classes. The stockholders may not amend or repeal this provision except upon the affirmative vote of holders of not less than 75% of the outstanding shares of capital stock of the Company entitled to vote thereon. Directors may be removed only for cause and with the affirmative vote of the holders of 75% of all outstanding shares of capital stock of the Company entitled to vote at any meeting of stockholders with respect to which notice of such purpose has been given. The Certificate of Incorporation further provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the actions so taken, is executed by the holders of the requisite number of shares of capital stock entitled to vote thereon.

    Following the consummation of this Offering, the Company will be subject to the "business combination" statute of the Delaware General Corporation Law. This statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

    The Company's Certificate of Incorporation and Bylaws provide that, to the fullest extent permitted by Delaware law, the Company shall indemnify its directors and officers against any damages arising from their actions as agents of the Company. The Bylaws further provide that the Company may similarly indemnify its other employees and agents. In addition, each director has entered into an indemnification agreement with the Company pursuant to which the Company has agreed to indemnify such director to the fullest extent permitted by Delaware law. At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

REGISTRATION RIGHTS

    The holders of substantially all of the shares of Common Stock outstanding prior to this Offering (including the Company's founder and Chairman of the Board and its President and Chief Executive Officer) as well as certain holders of warrants to purchase such stock, are parties to a Registration Rights Agreement (the "Agreement") with the Company. Under this Agreement, at any time after six months following consummation of this Offering, the holders (excluding Sky D. Dayton, the Company's founder and Chairman) of 20% or more of the shares eligible for registration under this Agreement (in an amount reasonably expected to result in proceeds of at least $5.0 million) may demand that the Company effect a registration of such shares. This Agreement also gives the holders of these rights the ability to require the Company, if it is eligible to file a registration statement on Form S-3, to file a shelf registration to permit sales of their stock, and also provides incidental or "piggyback" registration rights that allow such holders, under certain circumstances, to include shares of Common Stock in registration statements initiated by the Company or other stockholders. The Agreement does not permit holders of registration rights to include their shares of Common Stock in this Offering, or to exercise their registration rights within the 180-day period following this Offering. See "Shares Eligible for Future Sale."

TRANSFER AGENT AND REGISTRAR

    The Company's Transfer Agent and Registrar is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. Sales of substantial amounts of Common Stock of the Company in the public market after various restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

    Upon the completion of this Offering, the Company will have 15,570,465 shares of Common Stock outstanding. Of these shares, the 3,600,000 shares of Common Stock sold in this Offering will be freely tradable without restriction under the Securities Act, except that shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

    The 11,970,465 shares of Common Stock held by existing stockholders prior to this Offering were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are deemed "Restricted Shares" under Rule 144. These shares may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rules 144, 144(k) or 701 under the Securities Act. The Company's directors, officers and holders of all of the shares of Common Stock outstanding prior to this Offering have entered into lock-up agreements under which they have agreed not to offer, sell or otherwise dispose of any shares of Common Stock, any options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus, without the prior written consent of UBS Securities LLC. The Company has entered into a similar agreement, except that the Company may grant additional options under its 1995 Stock Option Plan or issue shares of Common Stock under outstanding options and warrants. Upon expiration of the lock-up agreements, 5,882,360 shares will become eligible for immediate public resale subject to Rule 144. The remaining 6,088,105 shares held by existing stockholders will become eligible for public resale following expiration of the lock-up agreements at various times over a period of less than two years following the completion of this Offering, subject in some cases to volume limitations. The holders of substantially all of the shares of the shares of Common Stock outstanding prior to this Offering (including the Company's founders and Chairman and its President and Chief Executive Officer) as well as certain holders of warrants to purchase such stock are parties to Registration Rights Agreement with the Company. The number of shares sold in the public market could increase if such rights are exercised. See "Description of Capital Stock -- Registration Rights."

OPTIONS

    As of May 31, 1996, 3,703,404 shares were subject to outstanding options and warrants. Of these shares, 3,110,678 are subject to the lock-up agreements described above. Approximately 90 days after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 covering shares issuable under the Company's 1995 Stock Option Plan (including shares subject to then outstanding options under such plans), thus permitting the resale of such shares in the public market without restriction under the Securities Act after expiration of the applicable lock-up agreements.

    Following the expiration of the 90-day period following the date of this Prospectus, 160,622 shares of Common Stock subject to outstanding vested options will become eligible for sale without restriction in the public market pursuant to Rules 144 and 701; however, 139,749 of such shares will be subject to lock-up agreements for an additional 90 days. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding

(approximately 155,700 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 of the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this Offering are entitled to sell such shares 90 days after the effective date of this Offering in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144 and, in the case of persons who are not affiliates of the Company, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

    The Securities and Exchange Commission (the "Commission") has recently proposed reducing the initial Rule 144 holding period to one year and the Rule 144(k) holding period to two years. There can be no assurance as to when or whether such rule changes will be enacted. If enacted, such modifications will have a material effect on the times when shares of the Company's Common Stock become eligible for resale.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC, Piper Jaffray Inc. and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have agreed to purchase from the Company the following respective number of shares of Common Stock:

UNDERWRITERS                                                                       SHARES
- -------------------------------------------------------------------------------  -----------
UBS Securities LLC.............................................................
Piper Jaffray Inc..............................................................
Cruttenden Roth Incorporated...................................................

                                                                                 -----------
    Total......................................................................    3,600,000
                                                                                 -----------
                                                                                 -----------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may
allow  and such dealers  may reallow a concession  not in excess  of $       per
share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

    The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 540,000 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    All officers, directors and stockholders of the Company have agreed that they will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, any options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its 1995 Stock Option Plan or issue shares of Common Stock upon the exercise of outstanding stock options and warrants.

    The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price of the Common Stock following this Offering. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of the Company, market valuations of other companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Hunton & Williams, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

    The financial statements as of December 31, 1995 and 1994 and for the period from inception through December 31, 1994 and the year ended December 31, 1995 included in this Prospectus and Registration Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed a registration statement on Form S-1 (the "Registration Statement") with the Commission under the Securities Act in respect of the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and Financial Statements and Notes thereto filed as a part thereof. Statements herein concerning the contents of any contract or other document filed with the Commission as an exhibit to the Registration Statement are not necessarily complete and are qualified in all respects by such reference. Copies of the Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission.

    The Company intends to furnish its stockholders with annual reports containing audited financial statements certified by its independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                            EARTHLINK NETWORK, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
Report of Independent Accountants.........................................  F-2

Balance Sheet as of December 31, 1994 and 1995 and March 29, 1996.........  F-3

Statement of Operations for the period from inception (May 26, 1994)
 through December 31, 1994, and the year ended December 31, 1995 and the three months ended March 31, 1995 and March 29, 1996.....................  F-4

Statement of Stockholders' Equity for the period from inception (May 26,
 1994) through December 31, 1994, the year ended December 31, 1995 and the three months ended March 29, 1996........................................  F-5

Statement of Cash Flows for the period from inception (May 26, 1994)
 through December 31, 1994, the year ended December 31, 1995 and the three months ended March 31, 1995 and March 29, 1996...........................  F-6

Notes to Financial Statements.............................................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink Network, Inc.

    The reincorporation described in Note 11 to the financial statements has not been consummated at May 31, 1996. When it has been consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of EarthLink Network, Inc. at December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from inception (May 26, 1994) through December 31, 1994 and the year ended December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. "

PRICE WATERHOUSE LLP

Costa Mesa, California
May 21, 1996

                            EARTHLINK NETWORK, INC.
                                 BALANCE SHEET
                                     ASSETS

                                                                                DECEMBER 31,
                                                                         ---------------------------
                                                                             1994           1995
                                                                         -------------  ------------
                                                                                                       MARCH 29,
                                                                                                          1996
                                                                                                      ------------
                                                                                      (IN THOUSANDS)  (UNAUDITED)
Current assets:
  Cash and cash equivalents............................................                  $      290    $      950
  Restricted short-term investment (Note 6)............................                       1,500           500
  Accounts receivable..................................................    $      27            218           281
  Prepaid expenses and other assets (Note 4)...........................                         245           625
                                                                               -----    ------------  ------------
      Total current assets.............................................           27          2,253         2,356
Property and equipment, net (Notes 1 and 3)............................           90          2,551         6,363
Intangibles, net (Notes 2, 5 and 7)....................................           69             70           159
                                                                               -----    ------------  ------------
                                                                           $     186     $    4,874    $    8,878
                                                                               -----    ------------  ------------
                                                                               -----    ------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable...............................................    $      18     $    1,766    $    1,640
  Accrued payroll and related expenses.................................            4            193           436
  Other accounts payable and accrued liabilities.......................                         405         2,118
  Lines of credit......................................................                       1,494
  Current portion of capital lease obligations (Note 9)................                         159           763
  Note payable to investor.............................................           67
  Deferred revenues....................................................                         212           415
                                                                               -----    ------------  ------------
      Total current liabilities........................................           89          4,229         5,372
Capital lease obligations, net of current portion (Note 9).............                         355         1,709
                                                                               -----    ------------  ------------
      Total liabilities................................................           89          4,584         7,081
                                                                               -----    ------------  ------------
Commitments and contingencies (Note 9)
Stockholders' equity
  Preferred Stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding..............................................
  Common Stock, $0.01 par value, 50,000,000 shares authorized,
   5,882,360, 10,114,330 and 10,255,300 issued and outstanding (Note
   7)..................................................................           59            101           102
  Additional paid-in capital...........................................          117          5,072         5,412
  Common Stock pending issuance........................................                                     5,931
  Warrants to purchase common stock (Note 7)...........................           69            124           228
  Accumulated deficit..................................................         (148)        (5,007)       (9,876)
                                                                               -----    ------------  ------------
Total stockholders' equity.............................................           97            290         1,797
                                                                               -----    ------------  ------------
                                                                           $     186     $    4,874    $    8,878
                                                                               -----    ------------  ------------
                                                                               -----    ------------  ------------

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                            STATEMENT OF OPERATIONS

                                                     INCEPTION
                                                   (MAY 26, 1994)   YEAR ENDED          THREE MONTHS ENDED
                                                      THROUGH      DECEMBER 31,   ------------------------------
                                                   DEC. 31, 1994       1995       MARCH 31, 1995  MARCH 29, 1996
                                                   --------------  -------------  --------------  --------------
                                                                                           (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues.............................    $       53     $     2,422     $      113      $    2,628
  Other revenues.................................            58             606             70             790
                                                   --------------  -------------  --------------  --------------
    Total revenues...............................           111           3,028            183           3,418
Operating costs and expenses:
  Cost of recurring revenues.....................             4           1,055             60           1,698
  Cost of other revenues.........................            12             349              6             569
  Sales and marketing............................            37           3,711            124           2,209
  General and administrative expenses............           168           2,062            141           1,632
  Operations and customer support................            38           1,869            104           2,098
                                                   --------------  -------------  --------------  --------------
    Total operating costs and expenses...........           259           9,046            435           8,206
                                                   --------------  -------------  --------------  --------------
Loss from operations.............................          (148)         (6,018)          (252)         (4,788)
Interest expense.................................        --                (136)           (19)           (100)
Interest income..................................        --                  34         --                  19
                                                   --------------  -------------  --------------  --------------
      Net loss...................................    $     (148)    $    (6,120)    $     (271)     $   (4,869)
                                                   --------------  -------------  --------------  --------------
                                                   --------------  -------------  --------------  --------------
Net loss per share (Note 1)......................    $    (0.01)    $     (0.47)    $    (0.02)     $    (0.35)
                                                   --------------  -------------  --------------  --------------
                                                   --------------  -------------  --------------  --------------

Weighted average shares outstanding (Note 1).....        11,716          13,159         12,594          13,717

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                          COMMON
                                                        COMMON STOCK       ADDITIONAL      STOCK
                                                   ----------------------    PAID-IN      PENDING                  ACCUMULATED
                                                    SHARES      AMOUNT       CAPITAL     ISSUANCE     WARRANTS       DEFICIT
                                                   ---------  -----------  -----------  -----------  -----------  -------------
                                                                                  (IN THOUSANDS)

Issuance of Common Stock.........................      5,882   $      59    $     117    $  --        $  --         $  --
Warrants issued in connection with line of credit
  (Note 7).......................................     --          --           --           --               69        --
Net loss.........................................     --          --           --           --           --              (148)
                                                   ---------       -----   -----------  -----------       -----   -------------
Balance at December 31, 1994.....................      5,882          59          117       --               69          (148)
Issuance of Common Stock.........................      4,232          42        6,216       --           --            --
Reclassification of S Corporation accumulated
  deficit (Note 8)...............................     --          --           (1,261)      --           --             1,261
Warrants issued for lease guarantee (Note 7).....     --          --           --           --               50        --
Warrants issued for non-competition agreement
  (Notes 2 and 7)................................     --          --           --           --                5        --
Net Loss.........................................     --          --           --           --           --            (6,120)
                                                   ---------       -----   -----------  -----------       -----   -------------
Balance at December 31, 1995.....................     10,114         101        5,072       --              124        (5,007)
Issuance of Common Stock
  (unaudited)....................................        141           1          340       --           --            --
Common Stock pending issuance....................     --          --           --            5,931       --            --
Warrants issued in connection with equipment
  leases.........................................     --          --           --           --              104        --
Net loss (unaudited).............................     --          --           --           --           --            (4,869)
                                                   ---------       -----   -----------  -----------       -----   -------------
Balance at March 29, 1996
  (unaudited)....................................     10,255   $     102    $   5,412    $  $5,931    $     228     $  (9,876)
                                                   ---------       -----   -----------  -----------       -----   -------------
                                                   ---------       -----   -----------  -----------       -----   -------------


                                                       TOTAL
                                                   STOCKHOLDERS'
                                                      EQUITY
                                                   -------------

Issuance of Common Stock.........................    $     176
Warrants issued in connection with line of credit
  (Note 7).......................................           69
Net loss.........................................         (148)
                                                   -------------
Balance at December 31, 1994.....................           97
Issuance of Common Stock.........................        6,258
Reclassification of S Corporation accumulated
  deficit (Note 8)...............................       --
Warrants issued for lease guarantee (Note 7).....           50
Warrants issued for non-competition agreement
  (Notes 2 and 7)................................            5
Net Loss.........................................       (6,120)
                                                   -------------
Balance at December 31, 1995.....................          290
Issuance of Common Stock
  (unaudited)....................................          341
Common Stock pending issuance....................        5,931
Warrants issued in connection with equipment
  leases.........................................          104
Net loss (unaudited).............................       (4,869)
                                                   -------------
Balance at March 29, 1996
  (unaudited)....................................    $   1,797
                                                   -------------
                                                   -------------

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                            STATEMENT OF CASH FLOWS

                                                                  INCEPTION
                                                               (MAY 26, 1994)                     THREE MONTHS ENDED
                                                                   THROUGH       YEAR ENDED    ------------------------
                                                                DECEMBER 31,    DECEMBER 31,    MARCH 31,    MARCH 29,
                                                                    1994            1995          1995         1996
                                                               ---------------  -------------  -----------  -----------
                                                                                    (IN THOUSANDS)   (UNAUDITED)
Cash flows from operating activities:
  Net loss...................................................     $    (148)      $  (6,120)    $    (271)   $  (4,869)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization............................             7             305            16          450
    Increase in accounts receivable..........................           (27)           (191)           (9)         (63)
    Increase in prepaid expenses and other assets............        --                (141)         (124)        (380)
    Increase in accounts payable and accrued liabilities.....            22           2,292            88        1,830
    Increase in deferred revenue.............................        --                 212            41          203
                                                                      -----          ------         -----   -----------
      Net cash used in operating activities..................          (146)         (3,643)         (259)      (2,829)
                                                                      -----          ------         -----   -----------
Cash flows from investing activities:
  Purchases of property and equipment, net...................           (97)         (2,766)         (176)      (4,247)
  (Purchase) liquidation of restricted short-term
   investment................................................        --              (1,500)       --            1,000
                                                                      -----          ------         -----   -----------
      Net cash used in investing activities..................           (97)         (4,266)         (176)      (3,247)
                                                                      -----          ------         -----   -----------
Cash flows from financing activities:
  Proceeds from (payment of) line of credit..................        --               1,494        --           (1,494)
  Increase (decrease) in note payable........................            67             (67)          135       --
  Proceeds from capital lease obligations....................        --                 556        --            2,163
  Principal payments under capital lease obligations.........        --                 (42)       --             (205)
  Proceeds from issuance of Common Stock.....................           176           6,258           158          341
  Proceeds from Common Stock pending issuance................        --              --               142        5,931
                                                                      -----          ------         -----   -----------
      Net cash provided by financing activities..............           243           8,199           435        6,736
                                                                      -----          ------         -----   -----------
Net increase in cash and cash equivalents....................        --                 290        --              660
Cash and cash equivalents, beginning of year.................        --              --            --              290
                                                                      -----          ------         -----   -----------
Cash and cash equivalents, end of year.......................     $  --           $     290     $  --        $     950
                                                                      -----          ------         -----   -----------
                                                                      -----          ------         -----   -----------

   The accompanying notes are an integral part of these financial statements.

                            EARTHLINK NETWORK, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

    EarthLink Network, Inc. ("EarthLink" or the "Company") was organized on May 26, 1994 and is a leading branded provider of reliable, easy-to-use Internet services.

    The Company has experienced operating losses since its inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects to continue to focus on increasing its customer base and geographic coverage. Accordingly, the Company expects its cost of revenues, selling, general, and administrative expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. In addition, the Company may change its pricing policies to respond to a changing competitive environment. There can be no assurance that growth in the Company's revenues or customer base will continue or that the Company will be able to achieve or sustain profitability or cash flow.

  FISCAL YEAR

    Effective January 1, 1996 the Company changed its fiscal year from a calendar year end to a 52, 53 week year ending on the last Friday of December. Accordingly, the three months ended March 29, 1996 comprised 13 weeks.

  REVENUES

    Recurring revenues from monthly Internet service are recognized over the period services are provided. Other revenues, consisting primarily of sign up fees, are recognized as revenue when earned.

  CASH AND CASH EQUIVALENTS

    All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

  ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    Commencing in 1995, the Company began to bill for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

  PROPERTY AND EQUIPMENT

    Property and equipment are depreciated or amortized using the straight-line method over the estimated useful life of the assets, which is generally three years. Leasehold improvements are amortized using the straight line method over the shorter of their estimated lives or the term of the lease.

  EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over their estimated useful lives of three years, which are generally equal to the terms of the leases.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  INTANGIBLES

    Intangible assets consist primarily of deferred financing costs, prepaid lease guarantee costs, goodwill, rights to client lists and a covenant not to compete. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets ranging from 2 to 3 years. The Company regularly reviews the recoverability of intangibles based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123), effective for years beginning after December 15, 1995. For purposes of recording expense associated with stock-based compensation, the Company intends to continue to apply the provisions of APB Opinion No. 25 and related interpretations. The effect of adoption of SFAS 123 in the year ending December 31, 1996 is not expected to be material.

  ADVERTISING AND CUSTOMER ACQUISITION COSTS

    Advertising and customer acquisition costs are included in sales and marketing. Such costs are expensed as incurred.

  INCOME TAXES

    Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  NET LOSS PER SHARE

    Net loss per share is computed using the weighted average number of common shares outstanding. In addition, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock and Common Stock equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the proposed offering date (using the treasury stock method and an assumed initial public offering price of $11.00 per share) including Common Stock pending issuance have been included in the calculation as if they were outstanding for all periods regardless of whether they are dilutive. Common Stock equivalent shares issued by the Company more than twelve months prior to the proposed offering date have been excluded from the net loss per share calculation because the impact is anti-dilutive.

  CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consists principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, low risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

  USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED) liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  INTERIM FINANCIAL STATEMENTS

    The interim financial data is unaudited. However, in the opinion of the Company, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

2.  PURCHASE OF CERTAIN ASSETS FROM BECKEMEYER DEVELOPMENT TECHNOLOGIES

    In order to recruit the principal shareholder of Beckemeyer Development Technologies ("BDT") to serve as the Company's Vice President of Engineering, on November 7, 1995, the Company agreed to purchase all fixtures, equipment, and the client list of BDT for cash of $64,000. In addition to the above, the principal shareholder was issued warrants to purchase 20,678 shares of the Company's Common Stock at $2.42 per share as consideration for a provision not to compete for a two-year period. The value assigned to the warrants was $5,000 based upon an appraisal obtained by the Company. The warrants expire October 10, 2005. This purchase price was allocated to the assets acquired with the remainder reflected as an intangible asset. At the time of purchase, BDT was not material to the results of operations, financial position or customer base of EarthLink.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1994       1995
                                                                                        ---------  ---------
                                                                                           (IN THOUSANDS)
Data communications equipment.........................................................  $      71  $   2,167
Office and other equipment............................................................         26        661
Leasehold improvements................................................................     --             35
                                                                                              ---  ---------
                                                                                               97      2,863
Less accumulated depreciation and amortization........................................         (7)      (312)
                                                                                              ---  ---------
                                                                                        $      90  $   2,551
                                                                                              ---  ---------
                                                                                              ---  ---------

    Property under capital lease, primarily data communications equipment included above, aggregated $556,000 at December 31, 1995. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $56,000 at December 31, 1995. Depreciation and amortization expense charged to operations was $7,000 and $305,000 in 1994 and 1995, respectively, which included nil and $56,000, respectively, pertaining to property under capital lease.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4.  OTHER ASSETS

    Other assets consist of:

                                                                                          DECEMBER 31,
                                                                                              1995
                                                                                         ---------------
                                                                                         (IN THOUSANDS)
Deposits...............................................................................     $     122
Prepaid expenses.......................................................................           123
                                                                                                -----
                                                                                            $     245
                                                                                                -----
                                                                                                -----

5.  INTANGIBLE ASSETS

    Intangible assets consist of:

                                                                                            DECEMBER 31,
                                                                                        --------------------
                                                                                          1994       1995
                                                                                        ---------  ---------
                                                                                           (IN THOUSANDS)
Deferred financing costs..............................................................  $      69  $      --
Lease guarantee.......................................................................     --             50
Rights to client lists................................................................     --             10
Goodwill..............................................................................     --              5
Covenant not to compete...............................................................     --              5
                                                                                              ---        ---
                                                                                        $      69  $      70
                                                                                              ---        ---
                                                                                              ---        ---

    At December 31, 1995, deferred financing costs were fully amortized and charged against operations as additional interest.

6.  LINES OF CREDIT

    The Company has three secured revolving credit agreements with its banks under which the Company may borrow up to a maximum principal amount of $1,000,000, $250,000 and $250,000, respectively. These revolving line of credit agreements expire on October 31, 1996, June 14, 1996 and July 3, 1996 respectively. All lines of credit are secured by certificates of deposit. Interest is payable monthly in arrears at 1.5% to 2% in excess of the annualized percentage yield of the pledged certificates of deposits. The outstanding principle balance under these lines of credit was $1,000,000, $248,000 and $246,000 at December 31, 1995. The effective interest rates at December 31, 1995 were 6.48%, 7.62% and 7.65%, respectively.

7.  STOCKHOLDERS' EQUITY

  BUY-SELL AGREEMENT

    The Company and certain stockholders entered into a Buy-Sell Agreement pursuant to which the Company has the first right of refusal upon sale or transfer of shares of Common Stock by these stockholders. The right will expire by either written agreement of all parties, dissolution, bankruptcy, or insolvency of the Company, registration of the Company's Common Stock under
Section 12(b) or 12(g) of the Securities Exchange Act of 1934, consummation of a public offering, sale or merger, or at such time as only one stockholder remains.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  STOCK OPTIONS

    The Company grants non-qualified stock options to certain employees, officers and directors as directed by the Company's board of directors. Options generally vest ratably over a five year period. A summary of the activity related to these options is as follows:

                                                                OPTION PRICE
                                                                 PER SHARE     OUTSTANDING  EXERCISABLE
                                                               --------------  -----------  -----------
Options granted..............................................     $0.30-$2.42     850,000
Became exercisable...........................................     $0.30-$2.42                   85,000
Forfeited....................................................           $0.30    (120,417)
                                                               --------------  -----------  -----------
Balance at December 31, 1995.................................     $0.30-$2.42     729,583       85,000
                                                               --------------  -----------  -----------
                                                               --------------  -----------  -----------

    In September 1995, the Company established the EarthLink Network 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. The 1995 Plan is administered by a committee appointed by the Board which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 85% of the fair market value (for nonstatutory stock options) or 100% of the fair market value (for incentive stock options) on the date of grant. Options generally vest in equal quarterly increments over a five year period. Options to purchase 75,000 shares granted to an officer accelerate to a four year vesting in the event of an initial public offering of the Company's Common Stock. A summary of the activity related to these options is as follows:

                                                   OPTION PRICE                              AVAILABLE
                                                     PER SHARE    OUTSTANDING  EXERCISABLE   FOR GRANT
                                                   -------------  -----------  -----------  -----------
Plan creation (1995).............................                                             1,500,000
Options granted..................................    $    2.42       465,000                   (465,000)
Became exercisable...............................    $    2.42                      2,000
                                                         -----    -----------       -----   -----------
Balance at December 31, 1995.....................    $    2.42       465,000        2,000     1,035,000
                                                         -----    -----------       -----   -----------
                                                         -----    -----------       -----   -----------

  WARRANTS

    The Company has issued to certain Board members, consultants, lease providers and creditors warrants to purchase shares of the Company's Common Stock.

    On December 15, 1994, certain stockholders provided the Company a revolving line of credit of $400,000 bearing interest at a rate of 8.1%. As of December 31, 1994 the outstanding balance was $67,000. Interest expense for the year ended December 31, 1995 was $15,000. The Company issued warrants to the stockholders to purchase 300,000 shares of Common Stock at $0.91 per share valued at $69,000, based upon an appraisal obtained by the Company, as additional consideration for this line of credit. These warrants expire June 19, 2000.

    On September 1, 1995, certain stockholders guaranteed a $500,000 lease for networking equipment. The Company issued warrants to purchase 100,000 shares of Common Stock at $0.91 per share valued at $25,000, based upon an appraisal obtained by the Company, as consideration for this guarantee. These warrants expire August 31, 2000.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    On December 13, 1995, certain stockholders provided the Company with a $250,000 Irrevocable Standby Letter of Credit as a performance guarantee for a real estate lease. In conjunction with this transaction the Company issued warrants valued at $25,000, based upon an appraisal obtained by the Company, to purchase 100,000 shares at $2.42 per share. These warrants expire December 1, 2000.

    A summary of the activity related to these grants is as follows:

                                                                             WARRANT PRICE
                                                                               PER SHARE      SHARES
                                                                             --------------  ---------
Warrants granted...........................................................  $0.91             300,000
Balance at December 31, 1994...............................................  $0.91             300,000
Warrants granted...........................................................  $0.91-$2.42       220,678
                                                                             --------------  ---------
Balance at December 31, 1995...............................................  $0.91-$2.42       520,678
                                                                             --------------  ---------
                                                                             --------------  ---------

    The value of these warrants have been reflected as additional financing or lease costs and reflected accordingly as charges against operations.

8.  INCOME TAXES

    The stockholders, upon incorporating the Company, elected to treat the Company as an S Corporation under the Internal Revenue Code. On June 19, 1995, this election was revoked as certain ineligible entities (i.e partnerships, corporations) became stockholders. Losses of $1,261,000 incurred from inception through June 19, 1995 have been reclassified from accumulated deficit to Common Stock as a result of the change to C Corporation status. The Company is now subject to income taxes on income earned after June 19, 1995. At December 31, 1995, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately $4,981,000 which begin to expire in 2010.
Operating loss carryforwards for state income tax purposes totaling approximately $2,524,000 begin to expire in 2001. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. If the Company is successful in completing its proposed initial public offering, utilization of the Company's net operating loss carryforwards to offset future income may be limited.

    Deferred tax assets at December 31, 1995 include the following (in thousands):

Net operating loss carryforwards..........................................  $   1,992
Vacation accrual..........................................................         27
                                                                            ---------
Gross deferred tax assets.................................................      2,019
Deferred tax asset valuation allowance....................................     (2,019)
                                                                            ---------
                                                                            $      --
                                                                            ---------
                                                                            ---------

    The Company recorded a full valuation allowance for net deferred tax assets as the Company believes it is more likely than not that the deferred tax asset will not be realized.

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2000. Total rent expense for the years ended December 31, 1994 and 1995 for all

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
operating leases amounted to $23,882 and $145,017, respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Generally, the Company's capital leases include purchase options at the end of the lease term.

    Minimum lease commitments under non-cancelable leases at December 31, 1995 are as follows:

                                                                                      CAPITAL     OPERATING
YEAR ENDING DECEMBER 31,                                                              LEASES       LEASES
- ----------------------------------------------------------------------------------  -----------  -----------
                                                                                         (IN THOUSANDS)
1996..............................................................................   $     214    $     107
1997..............................................................................         214           52
1998..............................................................................         178            4
1999..............................................................................           8       --
                                                                                         -----        -----
Total minimum lease payments......................................................         614    $     163
                                                                                                      -----
                                                                                                      -----
Less amount representing interest.................................................        (100)
                                                                                         -----
Present value of future lease payments............................................         514
Less current portion..............................................................        (159)
                                                                                         -----
                                                                                     $     355
                                                                                         -----
                                                                                         -----

  SIGNIFICANT AGREEMENTS

    Access to the EarthLink Network outside of the Company's Southern California regional base is currently leased from UUNET Technologies, Inc. ("UUNET"). EarthLink is in effect a reseller of UUNET's services, buying in bulk at a discount, and providing access to EarthLink's customer base at EarthLink's normal rates. Payment to UUNET is generally concurrent with EarthLink's receipt of funds from customers. The Company's current agreement with UUNET, upon expiration, automatically renews each subsequent period unless 60 days prior written notice is given by either party. UUNET recently announced that it has agreed to be acquired by MFS Communications, Inc. ("MFS"), a supplier of local and long distance telephone service. There can be no assurance that following the acquisition, MFS or UUNET will continue to provide the same service and at affordable rates. Although leased telecommunications lines are available from several alternative suppliers, there can be no assurance that the Company could obtain substitute services from other providers at reasonable prices or in a timely fashion.

    EarthLink has licensed Netscape Navigator software ("Netscape Navigator"), the World Wide Web client software, from Netscape Communications Corporation. This license permits the Company to distribute Netscape Navigator as part of its EarthLink Network TotalAccess software package. Management believes that contract renewal, under conditions acceptable to EarthLink, is probable.

10.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                                            YEAR ENDED
                                                                                           DECEMBER 31,
                                                                                               1995
                                                                                         -----------------
                                                                                          (IN THOUSANDS)
Cash paid for:
  Interest.............................................................................      $      60
  Income taxes.........................................................................      $       1

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    NON-CASH INVESTING AND FINANCING ACTIVITIES:

    As discussed in Note 2, the Company obtained a covenant not to compete agreement in exchange for warrants valued at $5,000.

    As discussed in Note 7, certain stockholders guaranteed a $500,000 equipment lease in exchange for warrants valued at $25,000 and provided the security deposit for a real estate lease in exchange for warrants valued at $25,000 during the year ended December 31, 1995. The Company obtained a revolving line of credit of $400,000 in exchange for warrants valued at $69,000 during 1994.

11.  SUBSEQUENT EVENTS

  REVOLVING LINE OF CREDIT

    On May 31, 1996, the Company obtained a commitment from certain entities and individuals, certain of whom may be directors, officers and principal stockholders of the Company, to provide a short-term line of credit under which the Company may borrow a maximum of $3,000,000 at an interest rate of 10%. The line of credit will expire on May 30, 1997.

  STOCK OPTIONS

    In January 1996, stock options to purchase 550,000 shares of Common Stock at $2.42 were granted. On March 4, 1996, options to purchase 5,000 shares of Common Stock at $4.88 were granted of which 4,750 were subsequently forfeited. On May 7, 1996 the Company granted to employees under the 1995 Plan options to purchase 807,500 shares of Common Stock at $4.88 per share.

  WARRANTS

    On January 11, 1996, certain stockholders guaranteed a $1,500,000 lease for networking equipment. The Company issued warrants to purchase 200,000 shares of Common Stock at $2.42 per share valued at $60,000, based upon an appraisal obtained by the Company, as consideration for this guarantee. These warrants expire January 11, 2001.

    On January 12, 1996, the Company issued warrants to purchase 200,000 shares of Common Stock at $2.42 to Board members. The warrants vest quarterly over five years and were valued at $76,000, based upon appraisal. Compensation will be recognized quarterly over the vesting period.

    On January 18, 1996, LINC Capital Partners, Inc. provided a $1,500,000 lease line for equipment. The Company issued warrants to purchase 100,000 shares of Common Stock at $2.42 per share valued at $40,000, based upon an appraisal obtained by the Company. These warrants expire January 18, 2006.

    On February 15, 1996, Boston Financial & Equity Corporation provided a $700,000 lease line. The Company issued warrants to purchase 10,000 shares of Common Stock at $4.88 per share valued at $3,500, based upon an appraisal obtained by the Company. These warrants expire February 15, 2006.

    In May 1996, the Company issued warrants to purchase 120,393 shares of Common Stock at $4.88 per share for lease lines and services to the Company.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    A summary of warrants granted subsequent to December 31, 1995 is as follows:

                                                                  WARRANT PRICE
                                                                    PER SHARE       SHARES
                                                                 ----------------  ---------
Warrants granted through March 29, 1996........................  $2.42 - $4.88       510,000
Warrants granted subsequent to March 29, 1996..................  $4.88               120,393
                                                                 ----------------  ---------
                                                                 $2.42 - $4.88       630,393
                                                                 ----------------  ---------
                                                                 ----------------  ---------

    On May 6, 1996, the Company agreed to issue warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.88 per share as consideration for production of commercials. In addition the Company agreed to issue additional warrants to purchase a maximum of 600,000 shares of Common Stock based upon the number of customers obtained through the commercials. Through December 31, 1997, the exercise price will be $4.88 per share, thereafter, the exercise price will be set at the then fair market value of the Company's Common Stock.

    In connection with the commitment to provide the line of credit described above, the Company agreed to issue to the lenders warrants to purchase 200,000 shares of Common Stock at $10.00 per share.

    On May 31, 1996, in connection with an amendment to the UUNET Agreement, the Company agreed to issue warrants to purchase 20,000 shares of Common Stock at an exercise price of $10.00 per share.

  COMMON STOCK

    The Company issued 90,970 shares of Common Stock at $2.42 and 50,000 shares of Common Stock at $2.42 on January 18, 1996 and March 20, 1996, respectively. On May 6, 1996, the Company issued 1,704,920 shares of common stock at $4.88 in a private placement. As a result of these placements, EarthLink raised, in the aggregate, $8,661,000 subsequent to December 31, 1995. In addition, on May 5, 1996, the Company issued 10,245 shares of Common Stock at $4.88 per share, to a sub-contractor in lieu of cash for services provided to the Company.

  LEASES

    Subsequent to December 31, 1995, the Company entered into several long-term operating and capital lease agreements. Following is a schedule of future minimum lease payments for agreements entered into subsequent to December 31, 1995:

                                   YEAR ENDING                                      CAPITAL    OPERATING
                                  DECEMBER 31,                                      LEASES      LEASES
                                  -------------                                    ---------  -----------
                                                                                       (IN THOUSANDS)
1996.............................................................................  $     673   $     492
1997.............................................................................        951         565
1998.............................................................................        943         592
1999.............................................................................        332         620
2000.............................................................................        230         650
Thereafter.......................................................................         63         332
                                                                                   ---------  -----------
                                                                                       3,192   $   3,251
                                                                                              -----------
                                                                                              -----------
Less amount representing interest................................................       (754)
                                                                                   ---------
Present value of future lease payments...........................................  $   2,438
                                                                                   ---------
                                                                                   ---------

    New leases and  related commitments  are incremental to  those disclosed  in
Note 9.

                            EARTHLINK NETWORK, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  REINCORPORATION

    On June , 1996, the Company effected a reincorporation in Delaware. As a result of the reincorporation the Company's authorized shares of Common Stock was increased to 50,000,000 shares with a par value of $0.01 per share. In addition the Company authorized 10,000,000 shares of preferred stock with a par value of $0.01 per share. In March 1995 and January 1996 the Company executed 100-for-1 and 10-for-1 stock splits, respectively. The accompanying financial statements have been retroactively adjusted to give effect to the reincorporation and the stock splits.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          5
The Company....................................
Use of Proceeds................................         14
Dividend Policy................................         14
Capitalization.................................         15
Dilution.......................................         16
Selected Financial Data........................         17
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         18
Business.......................................         23
Management.....................................         34
Certain Transactions...........................         39
Principal Stockholders.........................         40
Description of Capital Stock...................         41
Shares Eligible for Future Sale................         43
Underwriting...................................         45
Legal Matters..................................         46
Experts........................................         46
Additional Information.........................         46
Financial Statements...........................        F-1

                            ------------------------

    UNTIL             , 1996 (25 DAYS  AFTER THE DATE  OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,600,000 Shares

                                     [LOGO]
                                  Common Stock

                                 --------------

                                   PROSPECTUS
                                         , 1996
                            ------------------------

                                 UBS SECURITIES

                               PIPER JAFFRAY INC.

                                CRUTTENDEN ROTH
                                  INCORPORATED

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses, other than underwriting discounts and commissions, to be borne by the Company in connection with the issuance and distribution of the Common Stock being registered:

ITEM                                                                              AMOUNT
- ----------------------------------------------------------------------------  --------------
Securities and Exchange Commission registration fee.........................  $    17,131.03
NASD filing fee.............................................................        5,468.00
Nasdaq National Market listing fee..........................................        *
Blue Sky fees and expenses..................................................        *
Printing and engraving expenses.............................................        *
Legal fees and expenses.....................................................        *
Accounting fees and expenses................................................        *
Transfer Agent and Registrar fee............................................        *
Miscellaneous...............................................................        *
                                                                              --------------
    Total...................................................................  $
                                                                              --------------
                                                                              --------------

- ------------
*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation provide that directors of the Company will not be personally liable for monetary damages to the Company or its stockholders for breaches of their fiduciary duty of care or other duties as directors to the extent provided by Delaware law. The Company's Bylaws and Indemnification Agreements with each director provide that the Company will indemnify (i) directors who succeed in the defense of any proceeding to which the director was a party; or (ii) directors who are made a party to a proceeding because of their service for or on behalf of the Company if the directors acted in good faith in or not against the Company's best interest or if the directors had no reasonable cause to believe their conduct was unlawful. Indemnification is not available to directors who are adjudged liable to the Company, who receive improper benefits, who make unlawful distributions, or who appropriate a business opportunity of the Company. The Company's Board of Directors has the discretion to apply these provisions to officers, employees and agents of the Company.

    In  appropriate  circumstances,  the  Company  will  advance  or   reimburse
reasonable expenses if authorized by the Board of Directors, legal counsel, or the stockholders.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception in May 1994, the Registrant has issued and sold unregistered securities in the transitions described below. All of the following share and per share amounts have been restated to give effect to all of the Company's stock splits.

Shares of Common Stock

     1. On May 27, 1994, the Company issued 3,000,000 shares of Common Stock to Mr. Dayton as founder's stock for an aggregate price of $1,000.

     2. On June 10, 1994, the Company sold 1,000,000 shares of Common Stock to each of Messrs. Slatkin and O'Donnell, directors of the Company, at a purchase price of $0.05 per share.

     3. On October 17, 1994, the Company sold 441,180 shares of Common Stock to each of Messrs. Slatkin and O'Donnell, directors of the Company, at a purchase price of $0.09 per share.

     4. On March 30, 1995, the Company sold 122,340 shares of Common Stock, to each of Messrs. Slatkin and O'Donnell, directors of the Company, and 489,630 shares of Common Stock to Robert London, at a purchase price of $0.41 per share.

     5. On June 19, 1995, the Company sold 1,654,170 shares of Common Stock to 20 investors, including Messrs. Slatkin, O'Donnell, directors of the Company, and to Mr. Sidney Azeez, a director of the Company, at a purchase price of $0.91 per share.

     6. On October 31, 1995, the Company sold 1,843,490 shares of Common Stock to 19 investors, including Messrs. Slatkin and O'Donnell, directors of the Company, and to Mr. Azeez, a director of the Company, at a purchase price of $2.42 per share.

     7. On January 18, 1996, the Company sold 90,970 shares of Common Stock to Messrs. Linwood Lacy, Jr. and Robert Kavner, directors of the Company, at a purchase price of $2.42 per share.

     8. On March 20, 1996, the Company sold 50,000 shares of Common Stock to Mr. Charles G. Betty, a director of the Company and the Company's President and Chief Operating Officer, at a purchase price of $2.42 per share.

     9. On May 6, 1996, the Company sold 10,245 shares of Common Stock to a sub-contractor at a purchase price of $4.88 per share, which purchase price was paid by performance of certain services.

    10. On May 6, 1996, the Company sold 1,704,920 shares of Common Stock to 34 investors (primarily existing stockholders of the Company), including Messrs. Azeez, Slatkin and O'Donnell, directors of the Company, at a purchase price of $4.88 per share.

Warrants to Purchase Common Stock

    11. Effective December 1, 1994, the Company granted Warrants to purchase 150,000 shares of Common Stock at an exercise price of $0.91 per share to each of Messrs. Slatkin and O'Donnell in connection with their provision of a $400,000 credit line to the Company.

    12. On August 31, 1995, the Company granted Warrants to purchase 100,000 shares of Common Stock at an exercise price of $0.91 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

    13. On October 31, 1995, the Company granted Warrants to purchase 20,678 shares of Common Stock at an exercise price of $2.42 per share to David Beckemeyer as partial consideration for the sale of certain of the assets of Beckemeyer Consulting.

    14. Effective January 11, 1996, the Company granted Warrants to purchase 200,000 shares of Common Stock at an exercise price of $2.42 per share to Mr. Slatkin in connection with his acting as lessee, with the Company, under a $1,500,000 equipment lease. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell as consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the lease.

    15. On December 1, 1995, the Company granted Warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.42 per share to Mr. Slatkin in connection with their provision of a $250,000 line of credit as security for the lease of the Company's Pasadena, California facility. Mr. Slatkin subsequently transferred one-half of these warrants to Mr. O'Donnell in consideration for his agreement to indemnify Mr. Slatkin for certain liability arising in connection with the line of credit.

    16. On January 12, 1996, the Company granted warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.42 per share to each of Messrs. Lacy and Kavner as consideration for their agreeing to serve on the Company's Board of Directors.

    17. On January 18, 1996, the Company granted warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.42 per share to LINC Capital Partners, Inc. ("LINC") in connection with LINC's provision of a $2,000,000 equipment lease credit line.

    18. On February 15, 1996, the Company granted warrants to purchase 10,000 shares of Common Stock at an exercise price of $4.88 per share to Boston Financial & Equity Corporation ("BFE") in connection with BFE's provision of a $700,000 equipment lease credit line.

    19. On May 6, 1996, the Company agreed to issue warrants to purchase 100,000 shares of Common Stock at an exercise price of $4.88 per share in connection with the production of commercials on behalf of the Company. In addition, the Company agreed to issue additional warrants to purchase up to a maximum of 600,000 shares of Common Stock based upon the number of subscribers obtained through the commercials. Through December 31, 1997, the exercise price will be $4.88 per share; thereafter, the price will be set at the fair market value of the Common Stock of the Company.

    20. On May 10, 1996, the Company issued warrants to purchase 120,393 shares of Common Stock at an exercise price of $4.88 per share for lease lines and services rendered to the Company.

    21. On May 10, 1996, the Company obtained a commitment from a group of lenders, which may include certain directors, officers and principal stockholders of the Company, to provide a short-term revolving line of credit under which the Company may borrow a maximum of $3,000,000 at an interest rate of 10% per annum. The line of credit will expire one year from its execution. In connection with this line of credit, the Company agreed to issue warrants to purchase 200,000 shares of Common Stock at an exercise price of $10.00 per share.

    22. On May 31, 1996, in connection with the amendment of its agreement with UUNET, the Company agreed to issue warrants to purchase 20,000 shares of Common Stock at $10.00 per share.

Options to Purchase Common Stock

    23. On March 18, 1995, the Company granted non-plan Options to purchase 150,000 shares of Common Stock at an exercise price of $0.30 per share to Mr. Phil Gale in consideration for Mr. Gale's development efforts and as payment for the development by Mr. Gale of certain software for the Company. Upon termination by Mr. Gale of his employment on March 8, 1996, 29,583 of these shares had vested and the balance expired.

    24. On June 19, 1995, the Company granted non-plan Options to purchase 500,000 shares of Common Stock at an exercise price of $0.91 to Mr. Dayton in consideration for his continuing efforts to develop the Company and its business.

    25. On June 19, 1995, the Company granted non-plan Options to purchase 100,000 shares of Common Stock at an exercise price of $0.91 per share to Mr. Robert E. Johnson, Jr. in consideration for his accepting employment with the Company.

    26. On December 1, 1995, the Company granted non-plan Options to purchase 100,000 shares of Common Stock at an exercise price of $2.42 to Mr. Leland C. Thoburn in consideration for his accepting employment with the Company.

    27. In addition to the options described, between October 1, 1995 and May 7, 1996, the Registrant granted options to purchase an aggregate of 1,822,750 shares of Common Stock to employees of the Registrant at exercise prices ranging from $2.42 to $4.88 per share as incentives under the Registrant's Stock Option Plan.

    All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Rule 701 promulgated under the Securities Act of 1933. All of the securities were acquired by the investors for investment and with no view toward the resale or distribution thereof. In each instance, the investor was either an employee of the Company or a sophisticated investor, the offers and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)  Exhibits:

  EXHIBIT
  NUMBER                                                         DESCRIPTION
- -----------             ---------------------------------------------------------------------------------------------
       .1 1         --  Form of Underwriting Agreement*
      3.1           --  Certificate of Incorporation
      3.2           --  Bylaws
      4.1           --  See exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and Bylaws defining rights of holders of Common Stock
      4.2           --  Specimen Stock Certificate*
      4.3           --  Form of Warrant Agreement
      4.4           --  Form of Registration Rights Agreement*
      4.5           --  Buy-Sell Agreement dated June 10, 1995 among the Registrant, Sky Dayton, Reed Slatkin and
                         Kevin O'Donnell*
      5.1           --  Opinion of Hunton & Williams*
      9.1           --  Voting Trust Agreement dated June 10, 1995 among Sky Dayton, Reed Slatkin and Kevin
                         O'Donnell*
     10.1           --  1995 Stock Option Plan and forms of Stock Option Agreement and Stock Purchase Agreement
     10.2           --  Stock Option Plan for Directors
     10.3           --  Master Lease Agreement, dated February 8, 1996, between the Registrant and Boston Financial &
                         Equity Corporation
     10.4           --  Lease Line Agreement, dated January 30, 1996, between the Registrant and Boston Financial &
                         Equity Corporation
     10.5           --  Master Lease Agreement, dated September 1, 1995, between the Registrant and LINC Capital
                         Management
     10.6+          --  Netscape Communications Corporation Internet Service Provider Navigator Distribution
                         Agreement dated May 31, 1996, between the Registrant and Netscape Communications
                         Corporation*
     10.7+          --  Network Services Agreement between the Registrant and UUNET Technologies, Inc.*
     10.8           --  Software Distribution Agreement (MacTCP) dated October 2, 1995, between the Registrant and
                         Apple Computer, Inc.*
     10.9           --  Employment Agreement, dated January 15, 1996, between the Registrant and Mr. Charles G. Betty
     10.10          --  Indemnification Agreement, dated August 31, 1995, among the Registrant and Kevin O'Donnell as
                         Indemnitors and Reed Slatkin as Indemnitee
     10.11          --  Indemnification and Participation Agreement, dated December 1, 1995, among the Registrant and
                         Kevin O'Donnell as Indemnitors and Reed Slatkin as Indemnitee
     10.12          --  Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 1995, between the
                         Registrant and Becton, Dickinson*
     10.13          --  Business Loan Agreement, dated June 15, 1995, and Promissory Note in the original principal amount of $250,000 between the Registrant and California United Bank*
     10.14          --  Line of Credit Note in the original principal amount of $250,000, dated June 23, 1995 and
                         Security Agreement, dated June 23, 1995 between the Registrant and the Bank of California,
                         N.A.

  EXHIBIT
  NUMBER                                                         DESCRIPTION
- -----------             ---------------------------------------------------------------------------------------------
     10.15          --  Line of Credit Note in the original principal amount of $1,000,000, dated November 2, 1995, between the Registrant and the Bank of California, N.A.
     10.16          --  Production and Distribution Agreement, dated May 6, 1996, between the Registrant and National
                         Media Corporation
     11.1           --  Statement re computation of per share earnings
     23.1           --  Consent of Price Waterhouse LLP, independent public accountants*
     23.2           --  Consent of Hunton & Williams (contained in its opinion in exhibit 5.1)
     27.            --  Financial Data Schedule

- ------------
*   To be filed by amendment.

+   Confidential treatment requested.

    (b)  Financial Statement Schedules:

    All of the financial statement schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions or are inapplicable and have therefore been omitted, except for the Financial Data Schedule referenced above as Exhibit 27 and filed herewith; provided, however, that Exhibit 27 shall not be deemed filed for purposes of Section 11 of the Securities Act, Section 18 of the Exchange Act and Section 323 of the Trust Indenture Act, or otherwise be subject to the liabilities of such sections, nor shall it be deemed a part of this Registration Statement.

ITEM 17.  UNDERTAKINGS

    The Company hereby undertakes to provide the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each Purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons to the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 3rd day of June, 1996.

                                          EARTHLINK NETWORK, INC.

                                          by:          /s/ SKY D. DAYTON

                                             -----------------------------------
                                                        Sky D. Dayton
                                             Chairman of the Board of Directors

                               POWER OF ATTORNEY

    Each person whose signature appears below hereby constitutes and appoints Sky D. Dayton, Charles G. Betty and Barry W. Hall the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of June, 1996.

             SIGNATURE                         TITLE
- -----------------------------------  -------------------------

         /s/ Sky D. Dayton
- -----------------------------------  Chairman of the Board of
           Sky D. Dayton              Directors

                                     President, Chief
       /s/ CHARLES G. BETTY           Executive Officer and
- -----------------------------------   Director (Principal
         Charles G. Betty             Executive Officer)

         /s/ BARRY W. HALL           Chief Financial Officer
- -----------------------------------   (Principal Financial and
           Barry W. Hall              Accounting Officer)
- -----------------------------------  Director
           Sidney Azeez

       /s/ ROBERT M. KAVNER
- -----------------------------------  Director
         Robert M. Kavner
- -----------------------------------  Director
       Linwood A. Lacy, Jr.

      /s/ KEVIN M. O'DONNELL
- -----------------------------------  Director
        Kevin M. O'Donnell

        /s/ REED E. SLATKIN
- -----------------------------------  Director
          Reed E. Slatkin